UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PROTECTIVE INSURANCE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Class A common stock, no par value, and Class B common stock, no par value

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April 6, 2021
TO THE SHAREHOLDERS OF PROTECTIVE INSURANCE CORPORATION:
On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2021 annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, May 4, 2021 at 10:00 a.m., Eastern Time, in a virtual meeting format only, via live audio webcast at www.virtualshareholdermeeting.com/PTVCA2021,
Protective Insurance Corporation (“Protective”) will be holding two separate meetings for its shareholders on May 4, 2021 and May 5, 2021. Each meeting has a different agenda and purposes, and you are urged to attend and vote in both such meetings. Specifically, we will hold (i) our Annual Meeting of Shareholders on May 4, 2021 (the “Annual Meeting”) to, among other things, elect directors to our Board of Directors, and (ii) a Special Meeting of Shareholders on May 5, 2021 (the “Special Meeting”) to, among other things, approve the merger agreement and the merger with The Progressive Corporation.
Only (i) our Class A Shareholders of record on March 15, 2021 will be entitled to vote at the Annual Meeting, and (ii) our Class A shareholders of record on April 6, 2021 will be entitled to vote at the Special Meeting.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting and/or the Special Meeting, if you were a Protective Insurance Corporation Class A shareholder of record on March 15, 2021, and April 6, 2021, you may participate and vote in both the Annual Meeting and Special Meeting, and if you were a Protective Insurance Corporation Class A shareholder of record on March 15, 2021, or April 6, 2021, but not both, you may participate and vote in the applicable meeting. Voting in connection with each meeting requires following the separate instructions provided on the applicable proxy card.
Thank you for your ongoing support of and continued interest in Protective Insurance.
Sincerely,

Jeremy D. Edgecliffe-Johnson
Chief Executive Officer
Protective Insurance Corporation

PROTECTIVE INSURANCE CORPORATION
Notice of Annual Meeting of Shareholders and Proxy Statement

WHEN: May 4, 2021 at 10:00 a.m. WHERE: Virtual Meeting Site www.virtualshareholdermeeting.com/ PTVCA2021	ITEMS OF BUSINESS: 4 proposals as listed below DATE OF MAILING: The date of mailing of this proxy Statement is on or about April 6, 2021	WHO CAN VOTE: Shareholders of Protective Insurance Corporation’s Class A common stock at the close of business on March 15, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Protective Insurance Corporation (the “Corporation”) will be held Tuesday, May 4, 2021 at 10:00 a.m., Eastern Time, in a virtual meeting format only, via live audio webcast at www.virtualshareholdermeeting.com/PTVCA2021, or any adjournment or postponement thereof, to consider and vote upon the following proposals:
1.	To elect as directors the three nominees identified in the attached Proxy Statement, each to serve a term of three years;
2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Corporation for 2021;
3.	To approve, in an advisory vote, the Corporation’s named executive officer compensation; and
4.	To transact such other business as may properly come before the meeting and any adjournment thereof.
Due to the ongoing public health impact of the COVID-19 pandemic and out of an abundance of caution to support the health and well-being of the Corporation’s employees and shareholders, the Annual Meeting will be held in a virtual meeting format only, via live audio webcast. There will be no physical location for the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PTVCA2021, you must enter the 16-digit control number found on your proxy card or voting instruction form. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time to log in and test your device’s audio system. You are encouraged to access the meeting in advance of the designated start time. Shareholders who participate in the virtual Annual Meeting may vote, submit questions and view the list of the Corporation’s shareholders of record during the Annual Meeting. For purposes of attendance at the Annual Meeting, all references in the accompanying Proxy Statement to “present in person” or “in person” mean virtually present at the Annual Meeting.
The Board of Directors has fixed the close of business on March 15, 2021, as the record date for the determination of Class A shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Class B shares are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.
YOUR VOTE IS VERY IMPORTANT.
Whether or not you plan to participate in the Annual Meeting via the live audio webcast, you are urged to vote via Internet or telephone by following the instructions on the enclosed proxy card today. Due to ongoing delays in the postal system, the Corporation is encouraging shareholders to submit their proxies electronically if possible. Alternatively, if you do not have access to a touch-tone telephone or Internet, please sign, date and return the enclosed proxy card promptly by mail in the postage-paid envelope provided.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on May 4, 2021
The Corporation has elected to utilize the “full set delivery” option and is delivering to its shareholders paper copies of all proxy materials, as well as providing this notice of annual meeting of shareholders, the Proxy Statement, a form of proxy card and the Annual Report on Form 10-K for the year ended December 31, 2020 on a publicly accessible website at https://ir.protectiveinsurance.com. The accompanying Proxy Statement provides a detailed description of the business to be conducted at the Annual Meeting, and the Corporation urges you to read the accompanying Proxy Statement carefully and in its entirety.
By Order of the Board of Directors	Date: April 6, 2021

Sally B. Wignall
Senior Vice President and Secretary

i

PROTECTIVE INSURANCE CORPORATION
PROXY STATEMENT
General Information
The Board of Directors (the “Board”) of Protective Insurance Corporation (the “Corporation,” “we,” “us,” “our”) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below. The Annual Meeting of Shareholders (the “Annual Meeting”) will take place on Tuesday, May 4, 2021, at 10:00 a.m., Eastern Time, in a virtual meeting format, via live audio webcast at www.virtualshareholdermeeting.com/PTVCA2021. Due to the ongoing public health impact of the COVID-19 pandemic and out of an abundance of caution to support the health and well-being of our employees and shareholders, the Annual Meeting will be held in a virtual meeting format only, via live audio webcast. There will be no physical location for the Annual Meeting. Your proxy also may be voted at any adjournment or postponement of the Annual Meeting.
A proxy card or voting instruction form, this Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2020 will be mailed to shareholders beginning on or about April 6, 2021. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have selected the “full set delivery” option and are delivering to our shareholders paper copies of all of the proxy materials. In addition, we are also advising our shareholders that the Notice of Annual Meeting of Shareholders, this Proxy Statement, a form of proxy card and the Annual Report on Form 10-K for the year ended December 31, 2020 are available at https://ir.protectiveinsurance.com/Docs.
Shares will be voted according to the directions of the shareholder as specified on the proxy. If you sign, date, and return your proxy card but do not provide instructions, the proxy will be voted FOR the election of the three directors named as director nominees in this Proxy Statement, FOR the appointment of Ernst & Young LLP as our independent auditor for 2021, and FOR the approval of our named executive officer compensation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.
Any proxy may be revoked by the person giving it at any time before it is voted by delivering (i) a written notice of revocation to our Corporate Secretary at our principal office, (ii) a new proxy bearing a later date, or (iii) voting online at the Annual Meeting as described below. The mailing address of our principal office is 111 Congressional Boulevard, Carmel, IN 46032. Shares represented by a proxy, properly executed and returned to us, and not revoked, will be voted at the Annual Meeting.
Information about Voting and the Meeting
Record Date and Voting Securities
The close of business on March 15, 2021 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the “record date”). As of March 15, 2021, we had 2,603,350 shares of Class A common stock outstanding and entitled to vote. Each share of Class A common stock is entitled to one vote. The vote can be exercised in person or by proxy. We have no other outstanding securities entitled to vote at the Annual Meeting. There will be no cumulative voting for the election of directors.
Shares of Class B common stock are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.
Voting
In order to constitute a quorum for the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present either in person or by proxy. Abstentions and broker non-votes, which are further described below, will be considered as present for the purposes of determining a quorum.
It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”

The election of directors and the proposal relating to the approval of our named executive officer compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 or 3, you must give your broker voting instructions.
If you are a shareholder of record of our Class A common stock on the record date, you can vote your shares of Class A common stock via Internet or by touch-tone telephone prior to 11:59 p.m. Eastern Time on Monday, May 3, 2021, by following the directions set forth on the proxy card. You may also vote online during the Annual Meeting by logging into the Annual Meeting at www.virtualshareholdermeeting.com/PTVCA2021 and entering the 16-digit control number included on your proxy card.
Street-name holders may vote online at the Annual Meeting only if they obtain a 16-digit control number from their bank, broker or other nominee. If you hold your shares in street-name and want to participate in the virtual Annual Meeting but did not receive a 16-digit control number, you must contact your bank, broker or other nominee for instructions to access the Annual Meeting.
Submitting Questions at the Annual Meeting
If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/PTVCA2021 by entering your 16-digit control number. You will be able to submit questions during the Annual Meeting by typing your question into the “ask a question” box on the meeting page. Should you require technical assistance, technical support telephone numbers will be displayed on the Annual Meeting webpage. During the Annual Meeting, we will answer questions relevant to Annual Meeting matters that comply with the rules of conduct for the meeting.
Expenses of Solicitation
All expenses of the solicitation of proxies will be paid by us. Our officers, directors or other employees, acting without additional compensation, may solicit proxies by telephone, by facsimile or by other forms of electronic communication. We will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy materials to the beneficial owners of our stock.

Proposal #1 – Election of Directors
The Board currently consists of eleven directors divided into three classes. On January 3, 2021, the Board, acting upon the recommendation of the Nominating and Governance Committee, adopted and approved amendments to Section 4.2 of our Code of By-laws to provide for, among other things, a classified, or “staggered” Board, composed of three classes of directors serving staggered three-year terms. Each class is comprised of a number of directors equal to the other classes or as near thereto as possible. The initial terms of office of the Class I directors will expire at the Annual Meeting. The initial terms of office of the Class II directors will expire at the annual meeting of shareholders to be held in 2022. The initial terms of office of the Class III directors will expire at the annual meeting of shareholders to be held in 2023.
Our directors were assigned to Class I, Class II and Class III as follows:
Class I Directors	Class II Directors	Class III Directors
Stephen J. Gray	Stuart D. Bilton	Steven J. Bensinger
Nathan Shapiro	Otto N. Frenzel IV	Jeremy D. Edgecliffe-Johnson
Robert Shapiro	LoriAnn V. Lowery-Biggers	David W. Michelson
	James A. Porcari III	John D. Nichols, Jr.
Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated the three current Class I directors, Stephen J. Gray, Nathan Shapiro and Robert Shapiro, to be elected to the Board to hold office for a three-year term to expire at the 2024 annual meeting of shareholders and until their respective successors are elected and qualified.
Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as the Board, upon the recommendation of the Nominating and Governance Committee, may select. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.
Director nominees will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting (i.e., the three nominees receiving the highest number of votes cast will be elected). The election of directors will not be affected if you choose to not vote your shares or if you withhold authority to vote your shares and will not be affected by broker non-votes. Proxies cannot be voted for a greater number of persons than the three director nominees.
The only family relationship between any director nominee and any of our other directors, director nominees, or our executive officers is that of Nathan and Robert Shapiro, who are brothers. The three director nominees are not considered by our Board to be independent directors within the meaning of applicable Nasdaq Stock Market LLC (“Nasdaq”) rules; however, as noted on page 13, a majority of our continuing directors are independent. There are no arrangements between any director nominee and any other person in connection with being selected to serve on the Board.
The Board of Directors recommends a vote “FOR” the election of each of Stephen J. Gray, Nathan Shapiro and Robert Shapiro as directors for three-year terms to expire at the annual meeting of shareholders in 2024.
The following summaries set forth the name and age of each director nominee and each continuing director, all offices held with us, his or her principal occupation, a brief account of his or her business experience during the past five years, including other public company directorships, as well as the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve or continue to serve as a director.
Director Nominees
STEPHEN J. GRAY	Age 67	Director Since 2019
Mr. Gray has served as a director and consultant for SRC Holdings Corporation, a remanufacturer to original equipment manufacturers in North America, since 2008. From 1983 until 2007, Mr. Gray served in several executive roles with divisions of BMO Harris Bank, N.A., including Vice President of Commercial Banking and Senior Vice

President of Commercial Mid-Market & Institutional Markets. In addition, he served as President and Chief Executive Officer of Harris Bank, Glencoe from 1999 until 2003. We believe Mr. Gray’s financial knowledge and his experience in management and directorship with other companies provide him with the background necessary to serve as an effective Board member.
NATHAN SHAPIRO	Age 84	Director Since 1979
Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities, from 1970 until 2009 and continues to serve as an investment advisor representative affiliated with New Vernon Wealth Management, Inc., successor to SF Investments, Inc. Since December 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants. We believe Mr. Shapiro’s extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his more than 40 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.
ROBERT SHAPIRO	Age 82	Director Since 1997
Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964. We believe Mr. Shapiro’s experience in management and directorship with other companies and his more than 20 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.
Continuing Members of the Board of Directors
The following continuing members of the Board are serving multi-year terms and therefore are not required to stand for re-election at this time.
STEVEN J. BENSINGER	Age 66	Director Since 2018
Mr. Bensinger has served as a Partner and Senior Advisor with TigerRisk Partners LLC, a privately held firm providing advisory services to the insurance industry, since October 2015. He also served as a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice from February 2012 to October 2015. From January 2010 to June 2011, he worked at The Hanover Insurance Group as Executive Vice President and Chief Financial Officer. From September 2002 to October 2008, Mr. Bensinger worked at American International Group, Inc. (“AIG”), where he held a number of senior executive positions, including both Chief Financial Officer and Vice Chairman, Financial Services. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand. Mr. Bensinger is a Certified Public Accountant. He has served as a director of Ariel Re Holdings Ltd. since January 2021, as a director of Kinsale Capital Group, Inc. since 2015 and on the board of governors of The Doctors Company since 2014. We believe Mr. Bensinger's more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.
STUART D. BILTON	Age 74	Director Since 1987
Mr. Bilton served as Chairman and Chief Executive Officer of Aston Asset Management, LLC, a diversified investment management firm, from 2006 until his retirement in 2015. He also served as Chief Executive Officer and President of the Aston Funds, a family of mutual funds, and was Chairman of Aston Funds from 2007 to 2013. Mr. Bilton held executive level positions with ABN AMRO Asset Management (US), Inc. from 2001 until 2006. We believe Mr. Bilton’s extensive experience in investment management and his more than 30 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.
JEREMY D. EDGECLIFFE-JOHNSON	Age 50	Director Since 2019
Mr. Edgecliffe-Johnson has served as our Chief Executive Officer and as one of our Directors since joining the Corporation in May 2019. Prior to joining the Corporation, Mr. Edgecliffe-Johnson served as President, U.S. Commercial of AIG from February 2016 to December 2017, with responsibility for underwriting, operations, claims and distribution in the U.S., Canada, Brazil, Mexico and Puerto Rico. He served as Chief Executive Officer and President of Lexington Insurance Company, AIG’s excess and surplus lines unit, from February 2013 to December

2017. Mr. Edgecliffe-Johnson served in various executive leadership roles at AIG between 2000 and 2013, including Specialty Product Line Executive, U.S. & Canada; President of Cat Excess Liability; U.S. Executive for Energy Excess Casualty; and Regional Vice President for the Mid-Atlantic territory. Prior to joining AIG, Mr. Edgecliffe-Johnson served as a broker for Sedgwick, Inc. and Marsh, Inc. We believe Mr. Edgecliffe-Johnson’s years of experience in the insurance industry and his role as Chief Executive Officer provide him with the background necessary to serve as an effective Board member.
OTTO N. FRENZEL IV	Age 61	Director Since 2008
Mr. Frenzel served as Chairman of Kauffman Engineering, Inc., an Indiana-based manufacturer of electrical equipment from 2001 until his retirement in 2019. Mr. Frenzel was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008. We believe Mr. Frenzel’s extensive experience in banking and corporate management, along with his more than 12 years of service as a member of our Board, provide him with the background necessary to serve as an effective Board member.
LORIANN V. LOWERY-BIGGERS	Age 54	Director Since 2017
Ms. Lowery-Biggers serves as the Chief Executive Officer of Bella Vaughan, Inc., a global diamond, design and manufacturing company. Previously, she served as President of Field Operations, Senior Vice President and Chief Marketing Officer of The Navigators Group, Inc., a global specialty insurance and reinsurance company, from October 2009 until October 2016 and as President of North America, at Society of Lloyd's (“Lloyd’s”) from 2008 until 2009. Prior to joining Lloyd's, Ms. Lowery-Biggers held the positions of Managing Director and National Practice Leader for Risk Management and Financial Products for Wells Fargo Insurance Services and served as Vice Chairman of the Wells Fargo Captive, and as the Managing Director and Practice Leader for Enterprise Risk Management, Alternative Risk Finance and Risk Solutions at Marsh and McLennan Companies. Ms. Lowery-Biggers currently serves as a director and chair of the Finance and Investment Committee of Copper Point Mutual Insurance Co. Inc. and as Lead Independent Director of Brown and Riding Insurance, Inc. We believe Ms. Lowery-Biggers’ more than 25 years of experience in the insurance industry and her business acumen, which have provided her with significant expertise in our area of business, provide her with the background necessary to serve as an effective Board member.
DAVID W. MICHELSON	Age 63	Director Since 2018
Mr. Michelson served as a Senior Advisor for National Interstate Corporation (“National Interstate”) from May 2016 until May 2018. Mr. Michelson served as National Interstate's President and Chief Executive Officer from January 2008 until May 2016 and as a director from April 2009 until November 2016. Mr. Michelson served in various other capacities at National Interstate from 1992 through 2007, including roles as Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. In addition, Mr. Michelson served as Board Chairman for National Interstate Insurance Company. a leading specialty property and casualty insurance company with a focus on the transportation industry, from April 2009 until May 2016. Prior to joining National Interstate, Mr. Michelson held roles at Liberty National Fire Insurance Company, Reliance Insurance Company and Progressive Corporation. Mr. Michelson has served as a director for FedNat Holding Company since 2019. We believe Mr. Michelson’s years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.
JOHN D. NICHOLS, JR.	Age 61	Director Since 2017
Mr. Nichols has served as a director since 2017 and as our Chairman of the Board since October 2018. Mr. Nichols also served as our Interim Chief Executive Officer from October 2018 until May 2019. Previously, Mr. Nichols served as Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012 until February 2017. Prior to joining AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd. (“RenaissanceRe”) from 2001 until 2010, where he was responsible for business development and management of joint ventures and venture capital business. Prior to joining RenaissanceRe, Mr. Nichols held various positions with Hartford Steam Boiler and Monarch Capital, and also worked for the accounting firm Matson, Driscoll & Damico. Mr. Nichols is also a director of Delaware North Companies, Brit Re, a Bermuda domiciled reinsurance company, and Enhanzed Re, a Bermuda domiciled reinsurance company, and served as a director of National General Holdings Corporation until February 2021. We believe Mr. Nichols’ more than 20 years of experience in the insurance industry, his service as Interim Chief Executive Officer and Chairman, and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.
JAMES A. PORCARI III	Age 63	Director Since 2017
Mr. Porcari is the founder and managing partner of Insurance Resources International, LLC (“IRI”), consultants to the automobile insurance industry and companies supporting the insurance industry. Prior to founding IRI in 2010, Mr. Porcari was President of Personal Lines Claims (US) for AIG from 2002 to 2009. From 2007 until 2009, Mr. Porcari served in additional functions as both Chair of the Executive Committee of AIG Worldwide Investigative Resources, the AIG worldwide special investigations organization, and as one of three members of the corporate steering committee leading the AIG global claims review. Prior to joining AIG, Mr. Porcari held various leadership positions with several insurers, including GMAC/Integon, USF&G, Transport Group, and Progressive Corporation. Mr. Porcari is also a director of National Truck Protection, Repairify Inc., and Procare Collision. We believe Mr. Porcari’s more than 25 years of experience in the insurance industry and his business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

Corporate Governance and Board of Directors
Leadership Structure
The Board does not have a policy as to whether the role of Chief Executive Officer (“CEO”) and the role of Chairman of the Board should be separate or combined. Instead, the Board evaluates what roles would be in the best interests of our Corporation and our shareholders at a particular point in time, and may change our leadership structure as circumstances warrant.
In October 2018, in connection with his appointment as Interim CEO, Mr. Nichols was appointed to the additional role of Chairman of the Board. At that time, the Board and Mr. Nichols agreed that Mr. Nichols would continue to serve as Chairman for a period of three years to ensure consistency in Board leadership and allow an effective executive transition to the permanent CEO, allowing the Corporation and the permanent CEO to benefit from the continuity of support from Mr. Nichols and the Board.
In May 2019, Mr. Nichols ended his term as Interim CEO upon the appointment of Mr. Edgecliffe-Johnson as our permanent CEO. Mr. Nichols continues to serve as Chairman of the Board. Consistent with our Code of By-Laws, upon the separation of the roles of Chairman of the Board and CEO, the Board determined there was no longer a need for a Lead Director, and Mr. Bilton ceased serving as our Lead Director in August 2019.
Regardless of whether the roles of Chairman and CEO are separated, the Board believes that appropriate mechanisms are in place to ensure that we maintain standards of corporate governance that support the continued accountability of the CEO to the Board. These mechanisms include:
•	The majority of our directors are independent.
•
The Audit, Compensation and Human Capital, and Nominating and Governance Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the Nasdaq and SEC rules and other governing laws and regulations.

•	The Risk and Finance Committee is chaired by a non-employee director who meets the independence requirements under the Nasdaq rules.
•
Our Code of By-laws provide for the role of Lead Director, to be selected from among the independent directors, if the Chairman is not an independent director to ensure that the Board is able to carry out its responsibilities effectively and independently of both management and shareholders when the Chairman role is held by a member of management.

•
The independent directors meet in regular executive sessions, without management present, to discuss the effectiveness of our management team, the quality of the Board meetings and any other issues or concerns.

Strategic Oversight
As a part of its strategic oversight function, the Board oversees our strategy setting and review process, which is led by our management team and is focused on execution of a long-term strategy to deliver value to our shareholders. The Board reviews and assesses the long-term and short-term strategic priorities developed and implemented by management. At each of its meetings, the Board receives management presentations on selected topics that provide an in-depth discussion and update on initiatives and operational units supporting our strategic goals. Topics may include risk management, information technology, cybersecurity, human capital management and succession planning, and top clients and programs. The Board reviews our financial performance throughout the year and evaluates strategy in light of expectations and results. Our Board believes this comprehensive process greatly strengthens its ability to effectively oversee management as Mr. Edgecliffe-Johnson and senior leadership execute our strategic priorities.
Human Capital Management
We are committed to attracting, developing and retaining top talent in order to drive our continued success and achieve our business goals. We strive for a diverse and inclusive culture, which rewards performance, provides growth and development opportunities and supports employees through competitive compensation, benefits and numerous volunteer and charitable giving opportunities. As of December 31, 2020, we had approximately 490 employees working full-time.

COVID-19, Employee Safety and Wellness
Employee health and safety are top priorities. In response to the COVID-19 pandemic, we adopted numerous health and safety measures in accordance with best-practice safe hygiene guidelines issued by recognized health experts such as the U.S. Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO), as well as government mandates.
We provided for work-from-home arrangements for employees where possible, including providing employees with the necessary equipment to effectively work from home, provide regular communication updates to our employees on COVID-19 related matters, have implemented office sanitization protocols and require mask usage at the office and temperature and health screening prior to entering our facilities.
Diversity and Inclusion
We are committed to fostering a work environment that values and promotes diversity and inclusion. During 2020, several Employee Resource Groups (ERGs) were created and staffed by employees with diverse backgrounds, experiences or characteristics who share a common interest in professional development, improving corporate culture and delivering sustained business results. We provide equal access to and participation in programs and services without regard to race, religion, color, national origin, disability, sex, sexual orientation, gender identity, stereotypes or assumptions based thereon.
Employee Engagement, Development and Training
We invest resources in professional development and growth as a means to encourage employee performance, motivation and retention. We encourage and support the growth and development of our employees, and wherever possible, seek to fill positions by promotion or transfer from within the organization. We promote continuous learning and career development through ongoing performance and development discussions and evaluations, training programs, succession and talent pipeline planning and educational reimbursement programs. We provide our employees with the opportunity to provide regular feedback through surveys, meetings with management and CEO-led discussions. Our employees are also eligible to participate in a departmental rotation program to gain experience and knowledge about the organization.
Opportunities for continuous learning and development are available to our employees through internal and external training resources, conferences and seminars. We offer internal online training opportunities on topics such as diversity and inclusion, health and safety, personal development, computer skills and management training courses.
Compensation and Benefits
We are committed to providing our employees with a competitive compensation package, which rewards performance and achievement of desired business results and personal goal attainment. Our employee compensation package consists of base pay, a short-term incentive program for all of our employees, health and welfare benefits and retirement contributions. We analyze our compensation and benefits programs regularly to ensure they remain competitive with the market.
Health and wellness programs are provided and contribute to a productive workforce by empowering our employees to take personal responsibility for their health, safety and well-being. Employees are offered the opportunity to participate in healthcare and insurance benefits, disability insurance, health savings and flexible spending accounts, paid time off, parental leave and various wellness programs.
Community Involvement
We provide multi-faceted support for our communities to address needs where our employees work and live – both through corporate contributions and employee volunteer hours. Corporate sponsorships and employee volunteer opportunities support a wide range of non-profits, including those that address children and youth programs, education, safety, human trafficking, housing, abuse, joblessness, blood donations and many others.
Risk Management
As a part of its risk oversight function, the Board also monitors how management operates the Corporation, in part via its committee structure. The Board receives regular updates and reports from management, including from our enterprise risk management team, allowing the Board to evaluate our strategies and consider the risks involved in all of our insurance and investment activities.

Responsibility for the evaluation of specific areas of risk continues to be shared by our various Board committees. In February 2020, the Board formed a new Risk and Finance Committee to oversee areas of risk management, financial planning, and investment activities. The Risk and Finance Committee is charged with annually reviewing our enterprise risk management function, including our risk assessment, risk tolerance levels, and risk monitoring policies. The chart below provides examples of the risk oversight responsibilities of each of our standing committees.
Board of Directors
Audit Committee	Compensation & Human Capital Committee	Nominating & Governance Committee	Risk & Finance Committee
Financial Reporting	Compensation Programs	Governance Policies	Enterprise Risk Management

Internal Controls	Succession Planning	Board Organization	Reinsurance Structure

Legal and Compliance Risk	Talent Acquisition, Retention & Development	Board Succession	Liquidity & Capital

	Diversity & Inclusion		Cybersecurity

Investment Management
Committees of the Board of Directors
Audit Committee
Current Members: David W. Michelson Steven J. Bensinger Otto N. Frenzel IV Number of Meetings in 2020: 5
The principal duties of the Audit Committee include oversight of our external auditor and financial reporting practices, review of related person transactions, whistleblower compliance, and monitoring our internal audit processes and controls. The Audit Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs.

All current members of the Audit Committee are independent as defined in both the Nasdaq and SEC rules applicable to audit committee members. The Board has determined that the Chair of the Audit Committee, David W. Michelson, is an audit committee financial expert, as defined in the SEC rules.

Compensation and Human Capital Committee
Current Members: James A. Porcari III Stuart D. Bilton LoriAnn V. Lowery-Biggers David W. Michelson Number of Meetings in 2020: 14
The Compensation and Human Capital Committee is responsible for administration of our executive compensation program and oversight of our employee benefits plans. The charter for the Compensation and Human Capital Committee may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. As set forth in the charter, the Compensation and Human Capital Committee reviews all aspects of executive compensation, establishes policies relating to the compensation of our executive officers, and evaluates the performance of our executive officers, including our named executive officers, as set forth on page 19. In addition, the Compensation and Human Capital Committee reviews, manages and administers our annual cash incentive and stock-based compensation plans. The Compensation and Human Capital Committee approves which executive officers are to receive equity awards as a portion of their compensation and their aggregate compensation, which determines the number of underlying shares and terms of the equity awards. For a more detailed description of our named executive officer compensation policies and procedures, including the role of management and the Compensation and Human Capital Committee’s compensation consultant in setting named executive officer compensation, see the Compensation Discussion and Analysis beginning on page 19.

All current members of the Compensation and Human Capital Committee are independent as defined in both the Nasdaq and SEC rules applicable to compensation committee members.
Nominating and Governance Committee
Current Members: Otto N. Frenzel IV Steven J. Bensinger Stuart D. Bilton LoriAnn V. Lowery-Biggers James A. Porcari III Number of Meetings in 2020: 5
The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and assisting the Board in developing criteria for open Board positions and making recommendations to the Board regarding such candidates. The Nominating and Governance Committee also makes recommendations to the Board with respect to compensation of non-employee directors. The Nominating and Governance Committee has a charter, which it updated in November 2020 to include recognition of the committee’s consideration of diversity in assessing director candidates and the size and composition of the Board overall A copy of the amended charter may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. In accordance with the charter, the Nominating and Governance Committee is responsible for evaluating the requisite skills and characteristics of members of the Board and, annually, recommending to the Board the nominees for election as directors.

All current members of the Nominating and Governance Committee are independent within the meaning of the Nasdaq rules

Risk and Finance Committee
Current Members: Steven J. Bensinger Stuart D. Bilton Jeremy D Edgecliffe- Johnson Stephen J. Gray David W. Michelson John D. Nichols, Jr. Nathan Shapiro Robert Shapiro Number of Meetings in 2020: 6
The Risk and Finance Committee was formed in February 2020 with responsibility for oversight of our risk management, financial planning and investment activities. The committee is also responsible for overseeing all of our investment policies, strategies and performance.

The Risk and Finance Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. In accordance with the charter, the Risk and Finance Committee is responsible for evaluating our enterprise risk management function, including review of our risk assessment, risk monitoring, acceptable risk tolerance levels, and cybersecurity. In addition, the Risk and Finance Committee is charged with evaluating our capital structure and approving our investment policies and execution upon those policies by management and external advisors and managers and overseeing our investment strategy and performance. The Risk and Finance Committee also makes recommendations to the Board regarding the annual financial plan and budget prepared by management.

In February 2020, the Board determined that the former Investment Committee of the Board would be absorbed by the Risk and Finance Committee. Key responsibilities previously included in the Investment Committee charter, including administration of our stock repurchase program, setting policy with regard to the allocation, quality, risk and duration of our investment portfolio, and positioning such portfolios in the context of our overall enterprise risk management program are now included in the Risk and Finance Committee charter.

Ad Hoc Committees
In addition to the committees discussed above, from time to time, the Board, in its discretion, may form other committees. In October 2018, the Board formed a special committee to conduct a review of strategic alternatives. The Board approved a charter for this special committee in November 2018 and this special committee was terminated by the Board on May 5, 2020. This special committee held no meetings in 2020.
On April 24, 2020, the Board formed a new special committee (the “Special Committee”) of independent directors to consider and evaluate, and make recommendations to our Board regarding, that certain Stockholder Support and Contingent Sale Agreement, dated as of April 22, 2020 (“SSCSA”), entered into by and among certain of our shareholders and certain prospective third-party purchasers, and the transactions contemplated thereby, and all matters arising or resulting therefrom or resulting thereto. On June 7, 2020, the Board also delegated to the Special Committee the power and authority to pursue and evaluate alternative strategic transactions involving the Corporation. During 2020 and the first quarter of 2021, the Special Committee engaged with the Corporation’s financial and legal advisors in evaluating the SSCSA and exploring other strategic alternatives. On February 13, 2021, the Special Committee unanimously recommended that the Board approve the entry by the Corporation into an Agreement and Plan of Merger (the “Merger Agreement”) with The Progressive Corporation, an Ohio corporation (“Progressive”), and Carnation Merger Sub, Inc., an Indiana corporation and wholly-owned indirect subsidiary of Progressive (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Corporation and the Corporation will continue as the surviving corporation and a wholly-owned indirect subsidiary of Progressive. The members of the Special Committee are John D. Nichols, Jr. (chair), Steven J. Bensinger (vice chair), Stuart D. Bilton, Otto N. Frenzel IV, David W. Michelson, and James A. Porcari III. This Special Committee held numerous meetings in 2020, in addition to countless informal discussions between the committee members and their advisors, and reports to the full Board.
On February 14, 2021, the Board formed a committee (the “Ad Hoc Committee”) to determine the record date for, and fix the date and location of, the special meeting of the holders of our Class A shares to be held to consider certain proposals related to the approval of the Merger Agreement. The members of the Ad Hoc Committee are John D. Nichols, Jr., Steven J. Bensinger, and Jeremy D. Edgecliffe-Johnson.

Board and Committee Membership and Meetings
In 2020, our Board held 10 meetings, all but one of which were held virtually due to the COVID-19 pandemic. In 2020, each director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member. In addition to formal meetings, the Board and committees also carry on their business through frequent telephone conversations and informal contacts among their members. All Board members are also expected to attend the annual meeting of shareholders, and all directors elected at the 2020 annual meeting of shareholders were in attendance virtually at that meeting.
As discussed above, we currently have four standing committees of the Board – the Audit Committee, the Compensation and Human Capital Committee, the Nominating and Governance Committee and the Risk and Finance Committee. The Nominating and Governance Committee has a policy to encourage frequent rotation of chairperson roles, thereby encouraging committee leadership to refresh every three years and providing prudent leadership succession. In August 2019, upon the recommendation of the Nominating and Governance Committee, the Board designated a Deputy Chair for each committee, in addition to the Chair role, with the intent that the director designated as Deputy Chair for each committee would assume the Chair position for the committee upon the end of the current Chair’s tenure. The Deputy Chair also serves as a leader for any committee meetings or discussions for which the Chair is unavailable. The current term of the Chairs of the Audit Committee, the Compensation and Human Capital Committee and the Nominating and Governance Committee are to expire in May 2022, and the current term of the Chair of the Risk and Finance Committee is to expire in May 2023.
The following table provides membership and leadership information for each of the current standing committees of the Board as of March 1, 2021.
Name	Audit Committee	Compensation & Human Capital Committee	Nominating & Governance Committee	Risk & Finance Committee
Steven J. Bensinger*	Deputy Chair		Member	Chair
Stuart D. Bilton*		Member	Member	Deputy Chair
Jeremy D. Edgecliffe-Johnson				Member
Otto N. Frenzel IV*	Member		Chair
Stephen J. Gray				Member
LoriAnn V. Lowery-Biggers*		Member	Deputy Chair
David W. Michelson*	Chair	Deputy Chair		Member
John D. Nichols, Jr.*				Member
James A. Porcari, III*		Chair	Member
Nathan Shapiro				Member
Robert Shapiro				Member
*	Independent Director within the meaning of applicable Nasdaq rules.
Director Selection Process
The Nominating and Governance Committee adheres to a Board candidate selection policy and considers candidates with the following qualifications (although they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
•
Chief executive officers or senior executives, particularly those with a deep understanding of insurance company operations, with investment expertise, with expertise in a specific area useful to the Corporation, or who have held senior positions in a publicly traded insurance company;

•	Individuals who meet the current criteria of the SEC and Nasdaq to be considered as independent directors;
•	Individuals with upstanding character, integrity, and ethical standards who fit with the culture of the current Board; and
•	Diversity with respect to gender, ethnicity, age, geographic location and experience.

In November 2020, the Board of Directors, at the recommendation of the Nominating and Governance Committee, approved an amendment to the Nominating and Governance Committee’s charter to add diversity as an element to consider when reviewing not only Board candidates but also the size and composition of the Board overall. Although the Board does not have a retirement age for directors, the Nominating and Governance Committee will not consider any candidate for an initial term when the candidate is older than 65 years of age. The Board candidate selection policy is reassessed annually by the Nominating and Governance Committee.
Any director candidate nominated by a shareholder, together with any information about the candidate’s qualifications, will be evaluated by the Nominating and Governance Committee using the same factors as set forth above. A shareholder wishing to nominate a candidate for the Board should send a written nomination to our Corporate Secretary at our principal offices. The nomination should include a detailed resume providing specificity as to the qualifications of the nominee, including, but not limited to, those specified above. To be considered, a nomination must be received not less than 90 days nor more 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the case of the 2022 annual meeting of shareholders, the deadline is no earlier than January 4, 2022 and no later than February 3, 2022. All recommendations must be accompanied by a written consent of the nominee to be nominated for election to our Board.
The Nominating and Governance Committee recommended each of the nominees included for election in this Proxy Statement.
Director Independence
As noted above, the Nominating and Governance Committee considers independence when recommending candidates for director and the Audit Committee reviews director independence at least annually. The Audit Committee has determined that each of Messrs. Bensinger, Bilton, Frenzel, Michelson, Nichols and Porcari and Ms. Lowery-Biggers is “independent” as defined by the Nasdaq listing standards and the director independence rules of the SEC.
In evaluating Mr. Gray’s independence in 2020, the Audit Committee considered Mr. Gray’s relationship with Mr. Nathan Shapiro, as Mr. Gray serves as a trustee to various trusts for which Mr. Nathan Shapiro or his family have a beneficial interest, including trusts that hold shares of our Class A and Class B common stock. The Audit Committee determined that Mr. Gray’s role as a trustee for the Shapiro family could create a material direct or indirect interest that could interfere with Mr. Gray’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board and have therefore determined that Mr. Gray is not an independent director.
In addition to the relationships described below, in determining director independence, the Audit Committee also considered Mr. Bensinger's position as a Partner and Senior Advisor with TigerRisk Partners, LLC (“TigerRisk”). TigerRisk serves as a reinsurance broker for us and receives a commission based on the amount of premium we cede under reinsurance arrangements brokered by TigerRisk. We also engaged TigerRisk Capital Strategies, LLC (“TCMA”) to act as an advisor in the exploration and evaluation of potential strategic partnerships or transactions until April 2019. Other than interests as a partner of TigerRisk, Mr. Bensinger does not receive any compensation from TigerRisk or TCMA in connection with either the reinsurance brokerage services or advisory services they respectively provide or provided to us. The aggregate commissions and fees we paid to TigerRisk and TCMA in each of the past three years did not exceed 5% or more of TigerRisk's 2020 consolidated gross revenue. The Audit Committee determined that Mr. Bensinger does not have a material direct or indirect interest in the transactions described above and that these relationships would not interfere with Mr. Bensinger's exercise of independent judgment in carrying out his responsibilities as a member of our Board; Mr. Bensinger did not participate in such determination.
Code of Conduct
The Board has adopted a Code of Business Conduct, which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Business Conduct is available on our website at ir.protectiveinsurance.com/govdocs. The Board of Directors reviews the Code annually and approves any amendments necessary to update the Code. We intend to disclose on our website any amendments to, or waivers from, the Code that are required to be publicly disclosed pursuant to the rules of the SEC and Nasdaq.
Certain Relationships and Related Transactions
Pursuant to its written charter, the Audit Committee is responsible for the review, approval, and annual ratification of related person transactions. In accordance with the Audit Committee’s policies and procedures regarding the review of related person transactions, in determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and our expected benefits from the transaction. No director is permitted to participate in any discussion or approval of any transaction in which he or she or any family member has a direct or indirect interest, except that the director is required to provide all material information concerning the transaction to the Audit Committee.
We utilize New Vernon Wealth Management, LLC and affiliates (“NVWM”) for the management of portions of our fixed income and equity security portfolios with a total market value of approximately $7,796,000 at December 31, 2020, as well as for investment advisory services. One-third of the membership interests of NVWM are held by NV Capital Holdings II, LLC and affiliates (“NVCH”) and one-third are held by Mr. Steven Shapiro, along with his family members. Mr. Steven Shapiro also serves as NVWM’s Manager, Vice President, and Chief Investment Officer. Mr. Steven Shapiro is the son of Mr. Nathan Shapiro and was a director and Executive Chairman of the Corporation until June 2018. Mr. Nathan Shapiro, a current director and a nominee for reelection as a director, along with his family members, own membership interests in NVCH. Mr. Nathan Shapiro, along with his family members, do not have a controlling interest in NVCH, and there is no agreement that these individuals will act in concert with one another with respect to their membership interests in NVCH or NVWM. Fees paid to NVWM for the management of these portfolios and for advice and counseling on our investment portfolios totaled $22,000 during 2020. We have been informed that the fee rates applied to our investments managed by NVWM are lower than the fee rates charged to unaffiliated customers for similar investments.
The Audit Committee has reviewed and approved the transactions set forth above in accordance with its policies and procedures outlined above.
Expense Reimbursement and Voting Agreement
On February 13, 2021, the Special Committee unanimously recommended that the Board approve the entry by the Corporation into an Expense Reimbursement Agreement (the “Expense Reimbursement Agreement”) and a Voting and Support Agreement (the “Voting Agreement”) with certain of our shareholders, including Mr. Nathan Shapiro and certain trusts for which Mr. Stephen Gray is a trustee. The Board unanimously approved both the Expense Reimbursement Agreement and the Voting Agreement as necessary agreements required by Progressive to execute the Merger Agreement. The Expense Reimbursement Agreement requires the Company to reimburse up to $750,000 of certain reimbursement obligations that the Company’s shareholders party to the Voting Agreement (which we refer to as the “reimbursed parties”), including Mr. Nathan Shapiro (a director of the Company) and certain trusts for which Mr. Gray (a director of the Company) is a trustee, have to the offering parties under the A&R SSCSA as a result of terminating certain of their obligations under such agreement. Pursuant to the Reimbursement Agreement, we will reimburse the reimbursed parties in an aggregate amount up to $750,000.
The Voting Agreement requires that our shareholders party thereto (i) appear at our shareholders meeting or otherwise cause their Class A shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted), in person or by proxy, all of their Class A shares (a) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby and any action reasonably requested by Progressive or the Board of Directors in furtherance of the foregoing, (b) against any action or agreement that would result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, that would result in any of the conditions to the consummation of the Merger not being satisfied, or that would adversely affect the Merger and the other transactions contemplated by the Merger Agreement, and (c) against any takeover proposal or superior proposal (provided, that if the Board of Directors changes its recommendation with respect to the Merger pursuant to and in compliance with the Merger Agreement, any Class A shares owned by such shareholders in excess of approximately 35% of the outstanding Class A shares will be voted in the same proportion as those Class A shares voted by the holders of our Class A shares that are not party to the Voting Agreement).
The Expense Reimbursement Agreement and Voting Agreement are more fully described in our proxy statement for the special meeting of shareholders to be held to vote on the approval of the Merger Agreement filed on March 26, 2021.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Compensation and Human Capital Committee during 2020 has served as an officer or employee of the Corporation. No interlocking relationship exists between any member of our Compensation and Human Capital Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation
The following table sets forth information regarding the compensation earned by each of our non-employee directors during 2020. Non-employee director compensation is determined annually by the Board acting on the recommendation of the Nominating and Governance Committee. Directors who are also employees receive no additional compensation for service as a director. The compensation paid to Mr. Edgecliffe-Johnson during 2020 is set forth in the Summary Compensation Table beginning on page 26.
Name	Leadership Roles Held During 2020	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Steven J. Bensinger	Risk & Finance Committee Chair	$81,250	$60,000	$1,477	$142,727
Stuart D. Bilton		70,000	60,000	1,477	131,477
Otto N. Frenzel IV	Nominating & Governance Committee Chair	80,000	60,000	1,477	141,477
Stephen J. Gray		60,000	60,000	1,436	121,436
LoriAnn V. Lowery-Biggers		60,000	60,000	1,477	121,477
David W. Michelson	Audit Committee Chair	85,000	60,000	1,477	146,477
John D. Nichols, Jr.	Chairman of the Board	90,000	60,000	16,291	166,291
James A. Porcari, III	Compensation & Human Capital Committee Chair	80,000	60,000	1,477	141,477
Nathan Shapiro		60,000	60,000	1,477	121,477
Robert Shapiro		60,000	60,000	1,477	121,477
2020 Fees Earned or Paid in Cash:
•
Board meeting attendance fee of $15,000 for each regular or in-person meeting of the Board. This fee is reduced to zero in the case of non-attendance and no additional fees are paid for special meetings that are held telephonically. This fee is paid quarterly in the quarter following meeting attendance.

Typically, Directors are encouraged to attend in person, but may attend via teleconference or videoconference. In 2020, three of the four regular quarterly meetings of the Board were held virtually via videoconference due to the COVID-19 pandemic. The meeting attendance fee was paid for attendance at each quarterly meeting held via videoconference, but no additional fees were paid for participation in special meetings held via videoconference.
•	The Chairman of the Board receives an additional $5,000 per quarter.
•
The Chair of the Audit Committee receives an additional $3,750 per quarter. In February 2020, the Board approved providing the Chair of the Risk and Finance Committee with an additional $3,750 per quarter.

•	The Chair of the Nominating and Governance and Compensation and Human Capital Committees each receive an additional $2,500 per quarter.
•	Members of the Special Committee received an additional $10,000 in July 2020 in recognition of their services.
•
No additional fees are paid for committee membership or committee meetings which are held telephonically or in conjunction with a regular Board meeting. Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

•	No additional fees are paid for directors serving as the Deputy Chair of a committee.
2020 Stock Awards - An annual retainer in the amount of approximately $60,000 is paid to each non-employee director in the form of restricted shares of our Class B common stock. The amount shown in the table above represents the approximate grant date fair value of stock awards issued to each non-employee director during 2020, as calculated in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”).

The number of restricted shares awarded is determined by dividing the annual retainer amount by the closing price of our Class B common stock on Nasdaq on the date of grant. Each non-employee director received 4,222 shares of restricted stock on the date of our annual meeting of shareholders (May 5, 2020), which shares fully vest on May 5, 2021. No other shares of restricted stock or other equity awards were held by our non-employee directors as of December 31, 2020.
All Other Compensation - Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares. The amount shown as All Other Compensation in the table above represents dividends paid to each applicable director in May 2020, at a total of $0.40 per share, upon the vesting of restricted stock granted in 2019. For Mr. Nichols, the amount shown also includes dividends paid on the outstanding equity award he received in October 2018 in connection with his service as our Interim CEO.
In addition to the above compensation, our directors are also reimbursed for customary and usual travel expenses.
Code of Conduct
The Board has adopted a Code of Business Conduct, which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Business Conduct is available on our website at ir.protectiveinsurance.com/govdocs. The Board of Directors reviews the Code annually and approves any amendments necessary to update the Code. We intend to disclose on our website any amendments to, or waivers from, the Code that are required to be publicly disclosed pursuant to the rules of the SEC and Nasdaq.

Proposal #2 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2021
The Board has appointed Ernst & Young LLP as independent auditor to audit our financial statements for 2021. Ernst & Young LLP has acted as our independent auditor since 1970. The Board is asking shareholders to ratify this appointment.
The Audit Committee believes that the continuance of Ernst & Young LLP as our independent auditor is in the best interests of the Corporation and our shareholders. As a result, the Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2021 and is submitting this matter to shareholders for their ratification as an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent auditor.
The ratification of the appointment of our independent auditors for 2021 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 4, 2021. They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from shareholders.
The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as our independent auditor for 2021.
Independent Auditor Fees
Audit Fees
Fees for audit services performed by Ernst & Young LLP totaled $1,630,000 for the year ended December 31, 2020 and totaled $1,600,000 for the year ended December 31, 2019. These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Form 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of our internal controls as required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees
In 2020 and 2019, Ernst & Young LLP billed us for audit-related fees principally in connection with the issuance of a service auditor report (SOC-1) related to claims operations and actuarial services. These audit-related fees were $80,000 for the year ended December 31, 2020 and $75,000 for the year ended December 31, 2019.
Tax Fees
No fees were paid to Ernst & Young LLP for tax services in the years ended December 31, 2020 and December 31, 2019.
All Other Fees
There were no additional fees billed by Ernst & Young LLP for professional services for the years ended December 31, 2020 or December 31, 2019, other than those specified above.
The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditor submits a written proposal that details all audit and audit-related services. Revisions to the written proposal, if necessary, are also submitted in writing. Audit fees, including the internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal. We received a proposal for the audit engagement for 2020 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement. We received a proposal for the audit engagement for 2021 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement. Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.
All services described above were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities to oversee the accounting, auditing and financial reporting practices of the Corporation. During calendar year 2020, the Audit Committee conducted five (5) meetings.
In fulfilling its oversight responsibilities, the Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with management, the director of internal audit and the independent auditor the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditor and the director of internal audit their audit plans, audit scope and identification of audit risks. The Audit Committee has discussed and reviewed with the independent auditor the matters required to be discussed by the applicable rules of the PCAOB and the SEC and, both with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.
The Audit Committee has reviewed and discussed the Corporation’s audited financial statements as of and for the year ended December 31, 2020 with management and the independent auditor. The Audit Committee also discussed and reviewed the interim financial information contained in the Corporation’s Quarterly Reports on Form 10-Q with management and the independent auditor prior to filing with the SEC. Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditor has the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
Audit Committee

David W. Michelson, Chair
Steven J. Bensinger
Otto N. Frenzel IV

Compensation Discussion and Analysis
The following discussion provides an overview of the philosophy, objectives, administration and material elements of, and decisions relating to, changes to our executive compensation program for 2020. The Compensation and Human Capital Committee of the Board (referred to hereafter in this Compensation Discussion and Analysis as the “Committee”) oversees the total compensation program for our executive officers. This Compensation Discussion and Analysis and the information following include a series of tables and narrative disclosures containing data about the compensation earned in 2020 by the following individuals, who are our named executive officers (“NEOs”) for 2020:
Name	Title
Jeremy D. Edgecliffe-Johnson	Chief Executive Officer
John R. Barnett	Chief Financial Officer
Jeremy F. Goldstein	Executive Vice President of Claims
Bahram D. Omidfar	Chief Information Officer
Patrick S. Schmiedt	Chief Underwriting Officer
Executive Compensation Philosophy, Strategy & Objectives
Our compensation philosophy and objectives are directly related to our business strategy and objectives. The Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values; creates a balance between risk and reward; attracts, motivates, and retains executives; and aligns their interests with those of our shareholders. The Committee, on behalf of the full Board, believes that our compensation programs should:
•	Create compensation targeted at a level that will allow us to attract, retain, and motivate top executive talent;
•	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value;
•	Align with operational results, profitable growth, and financial goals to encourage achievement of our strategic objectives;
•	Support long-term decision-making, business sustainability and, accordingly, long-term increase in shareholder value;
•	Ensure that compensation is reflective of the underwriting results achieved by members of our executive team; and
•	Include standard employee benefits available to all employees and utilize perquisites only to the extent there is a vital business rationale for doing so.
Since 2016, the Committee has worked to update our executive compensation program in support of the above objectives. The Committee has continued to evaluate and adjust its pay strategy in an effort to ensure that, in practice, the compensation structure fulfills the goals identified above and supports execution of our business strategy. These guiding principles have been applied to our ongoing pay strategy as follows:
•	Base salaries are set in recognition of our efficient management structure, requiring fewer executive officers, and to ensure continued attraction and retention of executive talent.
•
Incentive opportunities are balanced to emphasize long-term equity awards so as not to encourage engaging in short-term growth opportunities at the expense of long-term profitability and long-term shareholder value.

•	Annual incentive opportunities include a significant performance-based component, both in the form of short-term annual cash incentive awards and long-term equity-based incentives.
•	Perquisites are limited to focus on cost reduction and operational efficiencies.
While our ongoing executive compensation program is designed in recognition of the above principles, the uncertainty surrounding the potential impact of the COVID-19 pandemic prompted the Committee to make modifications to the elements of our executive compensation for 2020. Most notably, in early 2020, the Committee, in consultation with our executive management team and the Committee’s compensation consultant, determined that foregoing long-term performance-based incentives in 2020 would best serve the interests of the Corporation and our shareholders by preserving shareholder value and reducing compensation expense during this unprecedented event. Our executive compensation program received approval from approximately 82% of the votes cast at our May 2020 annual meeting. Given the intended uniqueness of our executive compensation program in 2020, no changes were made to our executive compensation program as a result of that shareholder vote.
Compensation and Risk Assessment
Performance targets utilized by the Committee under the Short-Term Incentive Plan (“STIP”) were selected by the Committee in conjunction with the full Board’s review and approval of the operating plan for 2020, as developed by management. In creating performance targets, careful consideration was given to the then-current and anticipated market conditions that may affect our ability to achieve our strategic growth initiatives or otherwise impact our results.
The Committee believes that the proportion of compensation based on our accident year combined ratio and individual performance is structured to motivate the NEOs to fulfill the corporate mission and vision, including specific and focused performance objectives, while not encouraging unnecessary or excessive risk taking. In particular for 2020, it allows the NEOs to focus on achieving underwriting profitability while not specifically incentivizing premium growth, thereby discouraging the increase of premium due to business which may ultimately result in an unprofitable loss ratio. Equity-based compensation is paid in the form of restricted shares, which does not encourage unnecessary or excessive risk taking because such restricted shares generally vest over a period of time and are forfeitable, thereby focusing the executives on our long-term interests.
The Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Corporation.
Executive Compensation Administration
The Role of the Committee
The Committee is responsible for approving all components of the compensation of our NEOs. The Committee administers all executive officer compensation plans, programs, and guidelines and approves the compensation paid to our executive officers.
The Role of Executive Management
As a matter of standard practice, the CEO sets operational goals for each NEO other than himself. The CEO evaluates each executive officer’s performance and makes recommendations regarding compensation to the Committee for each such executive officer. The CEO does not have final decision-making authority regarding his own level of compensation, nor that of any of the other executive officers. However, the CEO does, when requested by the Committee, provide the following to assist the Committee, which makes its own ultimate determinations:
•	Background information regarding our operating results and financial objectives;
•	The CEO’s evaluation of the performance of the other executive officers, excluding himself; and
•	Recommendations for completed year compensation awards and future base salary and target incentive adjustments for the other executive officers, excluding himself.
The Role of the Committee’s Advisors
In 2016, the Committee engaged the McLagan-Ward Group (“Ward”) to provide a review and analysis of our executive compensation program, including annual short-term and long-term incentive plans, to assist in determining our comparator group, and to deliver observations and recommendations to better align the plans with our compensation philosophy, as well as with current trends and best practices in the industry. As part of their review, Ward personnel communicated with management from time to time to gather information. Ward participated in Committee discussions at the Committee’s request, including executive sessions where no executive officers or other employees of the Corporation were present. In 2020, the Committee engaged Ward to assist with market analysis of our executive compensation structure, review and updates to our comparator group, market and compensation trends in response to the COVID-19 pandemic, and assistance with the design of our long-term incentive plan (“LTIP”) programs for implementation in 2021.

Compensation Consultant Independence
Ward did not provide any services to us other than those detailed above. The Committee determined that no conflicts of interest exist with respect to Ward serving as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s rules. In addition, the Committee reviewed certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Ward or any of the individuals working on our engagement.
Pay Positioning and Comparator Group
In setting compensation during 2020, the Committee compared base salaries, annual cash and equity-based incentive opportunities, and total compensation packages for the NEOs to a comparator group of public property and casualty insurance competitors. The comparator group covers a wide span in terms of direct written premium size. While our direct written premium is in the lower quartile of the comparator group, the Committee believes our other operating measures support total compensation comparison between the companies in the comparator group.
The Committee determined which companies should be in the comparator group with the assistance of Ward, and in February 2020 set the comparator group as follows:
Amerisafe, Inc.	Kinsale Capital Group, Inc.
Donegal Group Inc.	MBIA Inc.
Employers Holdings, Inc.	NI Holdings, Inc.
FedNat Holding Company	ProAssurance Corporation
Global Indemnity Group, LLC	ProSight Global, Inc.
Hallmark Financial Services, Inc.	Safety Insurance Group, Inc.
HCI Group, Inc.	United Fire Group, Inc.
The Committee has designed our executive compensation program to target total compensation (salary plus annual cash incentive and/or long-term equity awards) near the median for comparable positions within the comparator group. The Committee is also focused on structuring the elements of salary, short-term, and long-term incentives so that the balance of each NEO’s total compensation package is in line with our comparator group. Key executives who demonstrate superior performance and provide significant contributions toward our strategic goals may have total compensation positioned above the median.
Competitive market data is only one of several factors utilized by the Committee to assist in setting executive compensation levels. The Committee does not use market data as part of a specific formula to determine compensation or as a fixed target.
Components of Executive Compensation for 2020
As noted above, the Committee was considering the structure of our 2020 executive compensation program as the COVID-19 pandemic was beginning to impact the United States. The Committee took a prudent approach and delayed approval of any long-term incentive compensation pending further analysis of the potential disruption caused by the pandemic. In March 2020, after weeks of significant market volatility and the issuance of stay-at-home orders in several states, the Committee, in consultation with our executive management team and the Committee’s compensation consultant, determined that foregoing long-term equity incentives in 2020 would best serve the interests of the Corporation and our shareholders by preserving shareholder value and reducing compensation expense during this unprecedent event. As a result, in March 2020, the Committee approved the following principal components of our 2020 executive compensation program for executive officers, including the NEOs:
1. Base salary
2. STIP cash incentive awards
3. Employee benefits and perquisites
In July 2020, as discussed in more detail below, based on the Committee’s re-evaluation of the impact that the COVID-19 pandemic had to date, and was expected to have, on our results of operations, as well as the uncertainty resulting from the SSCSA entered into by certain of our shareholders in April 2020 and the ensuing efforts of the Special Committee of the Board in response to that agreement, the Committee determined to grant a special one-time, time-based restricted stock award to each of our NEOs and certain other officers of the Corporation on July 6, 2020, which awards vest in full after three years on July 1, 2023.

Base Salary
The Committee annually reviews and, if considered appropriate, adjusts each executive officer’s base salary. The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate. These factors include our performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year, market data regarding similar positions in our comparator group, base salary in proportion to the individual’s total compensation, knowledge of our unique business and relationships, and general economic conditions. While the Committee considers these factors to guide its decisions, it does not rely on them exclusively. The Committee exercises business judgment based on a thorough assessment of compensation levels and alignment with our compensation philosophy and pay strategy. No adjustments to NEO base salaries were made for 2020.
Annual Cash Incentives for 2020
Our employees, including each of our NEOs, participated in the STIP for 2020. Under the program, each participant was provided with a target STIP bonus opportunity according to the pay strategy discussed above. Target STIP bonus opportunities were set based upon a review of non-equity awards paid at companies in our comparator group and after taking into consideration the proportionate share of each NEO’s equity versus non-equity compensation opportunities in typical years; STIP bonus opportunities were not adjusted due to the elimination of long-term performance awards in 2020.
For each NEO, with the exception of Mr. Edgecliffe-Johnson, 80% of the STIP award could be earned based on our achievement of pre-determined 2020 accident year combined ratio goals approved by the Board in February 2020, which we refer to as the “company performance factor,” and 20% of the STIP award could be earned based on the applicable NEO’s performance related to personal objectives that were communicated to the NEO in February 2020, which we refer to as the “personal performance component.” The Committee may also consider the NEO’s overall performance of job responsibilities, demonstrated leadership outside of the NEO’s core responsibilities, and the NEO’s contributions relative to his peers when determining the personal performance component of the STIP. For Mr. Edgecliffe-Johnson, 100% of his STIP award could be earned based on the company performance factor. STIP bonuses were paid in cash at the end of the annual performance period.
The company performance factor of the STIP awards was determined based on our achievement of specified 2020 accident year combined ratio targets, including prior year adjustments arising from the 2019 accident year, compared to the plan target approved by the Committee in February 2020. Our accident year combined ratio was calculated as the ratio of: (A) the sum of losses and loss expenses incurred, plus other operating expenses, less commissions and other income, to (B) net premiums earned. The Committee believes that the use of accident year combined ratio, with the adjustment for one prior year of loss development, will reward the NEOs for those aspects of our operations over which the NEOs have control including risk selection, expense discipline and underwriting profitability. The Committee considered that loss development in prior years contributed to our inability to meet the compary performance component of both short- and long-term incentive compensation plans over the past three years and that similar development has impacted many insurers in the commercial automobile space.
If at least threshold performance was achieved, each applicable NEO would earn between 25% and 125% of the target company performance factor of his STIP award opportunity, depending on the accident year combined ratio achieved during the performance period. For 2020 our achievement of a 100.9% adjusted 2020 accident year combined ratio resulted in a 116% payout of the company performance factor portion of the STIP award. The STIP opportunities for the NEOs, including the amounts earned by each for 2020 performance, is shown in the table below.
	STIP Award Target	STIP Award Maximum	STIP Award Earned
Mr. Edgecliffe-Johnson	$600,000	$750,000	$696,000
Mr. Barnett	154,000	184,800	167,552
Mr. Goldstein	110,468	132,561	124,607
Mr. Omidfar	110,000	132,000	125,680
Mr. Schmiedt	98,351	118,021	112,645
Each applicable NEO’s personal performance component of the STIP was determined based on his achievement of personal goals that were intended to align with departmental and corporate objectives for 2020. These objectives were developed by the applicable NEO and the CEO, and approved by the Committee, in February 2020. It was possible for an applicable NEO to earn the 20% personal performance component of the STIP award even if the threshold accident year combined ratio was not achieved and no amount of the STIP award would be earned for the company performance factor. For 2020, Messrs. Goldstein, Omidfar, and Schmiedt each received 100% of the personal performance component of their STIP award based on the Committee’s evaluation of their efforts and achievement of personal goals set in early 2020; Mr. Barnett received 80% of the personal performance component of his STIP award.
Other Bonuses in 2020
In February 2021, the Committee reviewed the performance of each NEO under the STIP program and determined that Messrs. Omidfar and Schmidt exceeded the goals set for them to earn the maximum award under the STIP personal performance component and, as a result, the Committee approved an additional discretionary cash bonus award of $1,600 for Mr. Omidfar and $1,705 for Mr. Schmiedt.
Long-Term Incentives for 2020
As noted above, in early 2020, the Committee was considering the structure of our 2020 executive compensation program as the COVID-19 pandemic was beginning to impact the United States. The Committee took a prudent approach and delayed approval of any long-term incentive compensation pending further analysis of the potential disruption caused by the pandemic. In March 2020, after weeks of significant market volatility and the issuance of stay-at-home orders in several states, the Committee reconsidered the use of long-term equity incentives for our executive officers for 2020. Upon consultation with our executive management team and the Committee’s compensation consultant, the Committee determined that foregoing long-term equity incentives in 2020 would best serve the interests of the Corporation and our shareholders by preserving shareholder value and reducing compensation expense during this unprecedented event. Therefore, no equity award opportunities under the LTIP were provided to the NEOs for 2020.
In March 2020, the Committee evaluated the performance of Mr. Edgecliffe-Johnson through his first several months as our CEO, including his performance against objectives set in 2019, and his leadership in setting and undertaking strategic initiatives for 2020 and beyond. The Committee also acknowledged that without payout of the company performance portion of the 2019 LTIP award opportunity or the setting of an LTIP opportunity for 2020, Mr. Edgecliffe-Johnson’s compensation did not align with the Committee’s objectives of promoting long-term decision-making, business sustainability and, accordingly, long-term increase in shareholder value. Therefore, the Committee approved a one-time, time-based restricted stock award of 20,729 of our Class B shares, with one-third of such shares to vest annually beginning one year from the date of grant.
In July 2020, the Committee considered the use of a special long-term equity award to demonstrate support for and encourage stability among our executive management team given the uncertainty resulting from the SSCSA entered into by certain of our shareholders in April 2020 and the ensuing efforts of the Special Committee of the Board in response to that agreement. In determining to grant these awards, the Committee also acknowledged that no LTIP award opportunities had been provided to the NEOs for 2020 due to the potential impact of the COVID-19 pandemic on our business and results of operations, but by the mid-point of 2020, it did not appear that the COVID-19 pandemic was going to have a material detrimental impact on our results or operations. Therefore the Committee granted a special one-time, time-based restricted stock award of Class B common stock to each of our NEOs, and certain other senior leaders of the Corporation, on July 6, 2020, which awards vest in full after three years on July 1, 2023. The long-term equity awards provided to each NEO in July 2020 is shown in the table below.
Long-Term Equity Award (in shares)
Mr. Edgecliffe-Johnson	40,000
Mr. Barnett	7,500
Mr. Goldstein	6,400
Mr. Omidfar	11,000
Mr. Schmiedt	7,500

Employee Benefits and Perquisites
We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental and disability insurance, as well as our 401(k) Plan, to the same extent offered to all our employees. We match contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants in the 401(k) Plan.
In February 2020, the Committee also approved the continuation of the bi-weekly stipend for Messrs. Goldstein and Schmiedt intended to offset our executive officers’ expenses related to their personal automobile, including maintenance costs, insurance coverage and a portion of fuel expenses, as set forth in footnote (d) of the Summary Compensation Table on page 26. This stipend was phased out in 2020, and Messrs. Edgecliffe-Johnson, Barnett, and Omidfar were not provided with any such perquisite upon joining the Corporation.
Components of Executive Compensation for 2021
Executive compensation for 2021 was invariably impacted by the Merger Agreement entered into between the Corporation and Progressive on February 14, 2021. Most notably, the Board determined that no equity awards would be granted in 2021. In February 2021, the Committee reviewed and approved the executive compensation terms of the Merger Agreement and determined (ii) Messrs. Barnett, Goldstein, Omidfar, and Schmiedt would be provided 2021 LTIP targets but that such targets would be used solely for the purposes of calculating each such NEO’s individual severance payment upon a termination without cause or resignation for good reason; and (iii) the STIP program would continue for 2021 under the same framework as the 2020 STIP program based on accident year combined ratio performance targets set in February 2021.
In addition, the Committee approved a $900,000 cash award opportunity to Mr. Edgecliffe-Johnson in accordance with the terms of Mr. Edgecliffe-Johnson’s employment agreement. This cash LTIP opportunity for Mr. Edgecliffe-Johnson will be earned based on the our performance over a one-year performance period of 2021, and any earned award will be paid in cash in early 2024. The LTIP award will be determined based on our achievement of pre-determined goals for operating income and accident year combined ratio, as approved by the Committee in March 2021. If at least threshold performance is achieved, Mr. Edgecliffe-Johnson will earn between 50% and 150% of the award opportunity.
The Committee balanced the elements discussed above with its executive compensation principles to craft the 2021 executive compensation program. The Committee also considered the potential payments that our executive officers would receive upon the closing of the Progressive transaction, as more fully described under “Merger-Related Compensation for Protective Executive Officers” in our proxy statement for the special meeting of the holders of the Corporation’s Class A shares to be held to consider certain proposals related to the approval of the Merger Agreement filed on March 26, 2021. Therefore, the principal components of our 2021 executive compensation program for executive officers, including the NEOs, will consist solely of base salary, annual STIP awards, standard employee benefits, and limited perquisites as described above.
Other Compensation Matters
Employment Agreements
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time.
In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Edgecliffe-Johnson effective May 22, 2019. Under the agreement, Mr. Edgecliffe-Johnson will serve as CEO until May 22, 2024 (the “Initial Term”), unless earlier terminated by the Corporation or by Mr. Edgecliffe-Johnson. Upon the expiration of the Initial Term, the agreement will be automatically extended for additional 12-month periods unless either party gives written notice to the other at least 90 days prior to the commencement of the next scheduled extension. Mr. Edgecliffe-Johnson’s annualized base salary is $600,000, which may be increased by the Committee but may not be decreased. The employment agreement provides for severance to be paid to Mr. Edgecliffe-Johnson if we terminate him without cause, including as a result of our delivery of a notice of non-extension of the agreement, or he resigns for good reason. The employment agreement also includes provisions requiring Mr. Edgecliffe-Johnson to maintain our confidential information and subjects Mr. Edgecliffe-Johnson to non-competition and non-solicitation provisions during the term of the agreement and for twelve months thereafter. On March 31, 2020, we agreed to an amendment to Mr. Edgecliffe-Johnson’s agreement whereby Mr. Edgecliffe-Johnson consented to his target LTIP opportunity being set at $0, with the Company agreeing to include a cash lump sum payment of $900,000 in Mr. Edgecliffe-Johnson’s severance amount upon the event of an applicable separation of employment without cause prior to December 31, 2020. On August 3, 2020, the Committee approved an amendment to Mr. Edgecliffe-Johnson’s agreement modifying the provision related to payment upon a change in control. For more information regarding this employment agreement, including the possible payouts upon termination, see “Potential Payments upon Termination or Change in Control” on page 30.
In connection with the execution of the Merger Agreement on February 14, 2021 and subject to the closing of the Progressive transaction, Mr. Edgecliffe-Johnson entered into a letter agreement with us, under which (i) he agreed to waive his right to resign for “good reason” under certain circumstances for one year following the closing that would have otherwise constituted good reason under his employment agreement, (ii) he may resign during the sixty (60)-day period following the first anniversary of the closing and receive the severance payments and benefits described above and (iii) if there are no LTIP awards granted to him for 2021, we agreed that the cash severance payment amount payable to him under his employment agreement will include an additional $900,000.
Other Matters
We have no post-retirement benefit policies, nor any pension or retirement plans, other than our 401(k) Plan, which is generally available to all employees and which carries no post-employment obligations for the Corporation.
With the passage of the U.S. Tax Cuts and Jobs Acts of 2017, Section 162(m) of the Internal Revenue Code (the “Code”) was amended to repeal the performance-based compensation exemption from the deduction limit, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our NEOs in excess of $1 million will not be deductible. The Committee continues to believe that the best interests of the Corporation and our shareholders are served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Corporation.

Compensation Committee Report
The Compensation and Human Capital Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
James A. Porcari III, Chair
Stuart D. Bilton
LoriAnn V. Lowery-Biggers
David W. Michelson
Summary Compensation Table
The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2020, December 31, 2019 and, where applicable, December 31, 2018.
Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Non-Equity Incentive Compen- sation (c)	All Other Compen- sation (d)	Total
Jeremy D. Edgecliffe-Johnson Chief Executive Officer	2020	$600,000	—	$880,174	$696,000	$22,800	$2,198,974
	2019	341,538	350,136	1,659,700	—	172,323	2,523,698
John R. Barnett Chief Financial Officer	2020	385,000	—	109,725	167,552	24,731	687,008
	2019	81,442	195,000	229,118	—	100,000	605,560
Jeremy F. Goldstein Executive Vice President	2020	401,700	—	93,632	124,607	34,975	654,914
	2019	401,700	—	272,712	20,567	34,575	729,554
	2018	401,700	65,000	72,708	—	34,175	573,583
Bahr D. Omidfar Chief Information Officer	2020	400,000	1,600	160,930	125,680	25,729	713,939
	2019	101,452	111,442	323,675	—	104,058	640,627
Patrick S. Schmiedt Chief Underwriting Officer	2020	357,639	1,705	109,725	112,645	33,888	615,601
	2019	357,639	—	264,382	17,882	37,573	677,476
	2018	302,961	17,361	44,785	—	37,173	402,280
(a)
For 2020, the amount in the Bonus column for Messrs. Omidfar and Schmiedt reflects a discretionary cash bonus paid in February 2021 that was approved by the Compensation and Human Capital Committee in connection with their consideration of each NEO’s personal performance in 2020.

For 2019, the amount in the Bonus column for Mr. Edgecliffe-Johnson reflects a cash bonus paid to Mr. Edgecliffe-Johnson in March 2020 that was approved by the Compensation and Human Capital Committee in May 2019 in connection with his appointment as CEO. The amount in the Bonus column for Mr. Barnett reflects a $75,000 cash bonus paid to Mr. Barnett in March 2020 that was approved by the Compensation and Human Capital Committee in September 2019 in connection with his appointment as CFO and a $120,000 cash sign-on bonus that was paid in October 2019. The amount in the Bonus column for Mr. Omidfar reflects a $6,510 cash bonus paid to Mr. Omidfar in March 2020 that was approved in September 2019 in connection with his appointment as CIO, a $100,000 cash relocation bonus provided in connection with his appointment at CIO, and a $4,932 holiday bonus granted in December 2019.
For 2018, the amount in the Bonus column for Mr. Goldstein reflects the $40,000 cash bonus granted by the Compensation and Human Capital Committee in November 2018 in recognition of his efforts during the management transition in October 2018 and a $25,000 holiday bonus granted in December 2018, and the amount in the Bonus column for Mr. Schmiedt reflects a holiday bonus granted in December 2018.
(b)
For 2020, the amounts shown above in the Stock Awards column represent the grant date fair value calculated in accordance with ASC Topic 718 of the one-time time-based restricted stock awards approved by the Compensation and Human Capital Committee in July 2020, as more fully described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2020 – Long-Term Incentives for 2020.” In addition, for Mr. Edgecliffe-Johnson, the amount shown includes the grant date fair value of the one-time time-based restricted stock award approved by the Compensation and Human Capital Committee in March 2020, as more fully described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2020 – Long-Term Incentives for 2020.”

The amounts shown in the Stock Awards column for 2019 for each NEO includes the grant date fair value of their eligible LTIP award granted in 2019, calculated in accordance with ASC Topic 718. The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date. For 2019, in addition to his eligible LTIP award, the amount shown for Mr. Edgecliffe-Johnson includes the grant date fair value of the equity sign-on award of 70,000 shares of restricted stock that was granted in connection with this appointment as CEO on May 22, 2019; for Mr. Barnett includes the grant date fair value of the sign-on award of 12,070 shares of restricted stock that was granted in connection with his appointment as CFO in September 2019;for Mr. Omidfar includes the grant date fair value of the sign-on award of 18,304 shares of restricted stock that was granted in connection with his appointment as CIO on September 16, 2019; and for each of Messrs. Goldstein and Schmiedt includes awards of 12,369 restricted shares of our Class B common stock granted in November 2019, which shares will vest on January 1, 2023 subject to the NEO's continued employment at the time of vesting.
The amounts shown above in the Stock Awards column for 2018 reflect the grant date fair value of the LTIP and Value Creation Incentive Plan awards granted in 2018 pursuant to our Long-Term Plan, calculated in accordance with ASC Topic 718. The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.
(c)
The amounts shown above in the Non-Equity Incentive Plan Compensation column for 2020 and 2019 represent the portion of their eligible STIP awards earned based on performance during the 2020 and 2019 performance periods, respectively, and paid in February 2021 and March 2020, respectively.

(d)	All Other Compensation for 2020 includes the following:
	Total	401(k) Plan Contribution	Dividends(1)	Perquisites(2)
Jeremy D. Edgecliffe-Johnson	$22,800	$22,800	—	—
John R. Barnett	24,731	22,800	$1,931	—
Jeremy F. Goldstein	34,975	22,800	—	12,175
Bahr D. Omidfar	25,729	22,800	2,929	—
Patrick S. Schmiedt	33,888	22,800	—	11,088
(1)	Represents dividends accrued on restricted shares prior to vesting and which were paid to certain NEOs in December 2020 upon the vesting of the subject shares.
(2)	Consists of the total vehicle allowance paid to certain NEOs.

Grants of Plan-Based Awards Table
	Type of Award(a)	Grant Date(b)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Stock Price on Grant Date ($/SH)	Grant Date FV of Stock and Option Awards
Name			Threshold ($)	Target ($)	Maximum ($)
Jeremy D. Edgecliffe-Johnson	STIP	2/12/2020	—	$600,000	$750,000
	Other (c)	3/6/2020				20,729	$14.23	$294,974
	Other (d)	7/6/2020				40,000	14.63	585,200
John R. Barnett	STIP	2/12/2020	—	154,000	184,800
	Other (d)	7/6/2020				7,500	14.63	109,725
Jeremy F. Goldstein	STIP	2/12/2020	—	110,468	132,561
	Other (d)	7/6/2020				6,400	14.63	93,632
Bahr D. Omidfar	STIP	2/12/2020	—	110,000	132,000
	Other (d)	7/6/2020				11,000	14.63	160,930
Patrick S. Schmiedt	STIP	2/12/2020	—	98,351	118,021
	Other (d)	7/6/2020				7,500	14.63	109,725
(a)
As described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2020 – Annual Incentives for 2020,” the Compensation and Human Capital Committee approved STIP awards, which are annual cash incentive awards, and one-time time-based equity awards granted under the Long-Term Plan.

(b)	For STIP awards, represents that date on which the applicable target and maximum payouts for each NEO’s awards were established.
(c)
Reflects the one-time, time-based restricted stock award granted to Mr. Edgecliffe-Johnson in March 2020, as described in “Compensation Discussion and Analysis – Components of Executive Compensation - Long-Term Incentives for 2020.”

(d)
Reflects the one-time time-based restricted stock awards granted to each NEO in July 2020 as described in “Compensation Discussion and Analysis – Components of Executive Compensation - Long-Term Incentives for 2020.”

Option Exercises and Stock Vesting Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Jeremy D. Edgecliffe-Johnson	0	$0	0	$0
John R. Barnett(a)	0	0	4,828	66,192
Jeremy F. Goldstein	0	0	0	0
Bahr D. Omidfar(b)	0	0	7,322	100,385
Patrick S. Schmiedt	0	0	0	0
(a)	Represents shares of restricted stock granted to Mr. Barnett in October 2019 in connection with his appointment as CFO, which shares vested on December 31, 2020.
(b)	Represents shares of restricted stock granted to Mr. Omidfar in September 2019 in connection with his appointment as CIO, which shares vested on December 31, 2020.

Outstanding Equity Awards at Fiscal Year End
No option awards are outstanding as of December 31, 2020 and, accordingly, columns of this table relating to option awards have not been presented. Stock awards outstanding as of December 31, 2020 are as follows:
	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jeremy D. Edgecliffe-Johnson(b)	138,111	$1,893,502	n/a	n/a
John R. Barnett(c)	15,152	207,734	n/a	n/a
Jeremy F. Goldstein(d)	18,769	257,323	n/a	n/a
Bahram D. Omidfar(e)	22,315	305,939	n/a	n/a
Patrick S. Schmiedt(f)	19,869	272,404	n/a	n/a
(a)	Valued using the closing price of the Corporation’s Class B common stock on December 31, 2020 of $13.71.
(b)
For Mr. Edgecliffe-Johnson, the table represents (i) 70,000 unvested shares granted on May 22, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 35,000 shares will vest as of June 1, 2022; 21,000 shares will vest as of June 1, 2023; and 14,000 shares will vest as of June 1, 2024; (ii) 28,111 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant; and (iii) 40,000 unvested shares granted on July 6, 2020, which shares will vest on July 1, 2023.

(c)
For Mr. Barnett, represents (i) 7,242 unvested shares granted on October 4, 2019, of which, subject to the terms of his employment agreement, 3,621 shares will vest as of December 31, 2021 and 3,621 will vest as of December 31, 2022; (ii) 410 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant; and (iii) 7,500 unvested shares granted on July 6, 2020, which shares will vest on July 1, 2023.

(d)
For Mr. Goldstein, represents 12,369 unvested shares granted on November 12, 2019, which will vest on January 1, 2023, and 6,400 unvested shares granted on July 6, 2020, which shares will vest on July 1, 2023.

(e)
Form Mr. Omidfar, represents (i) 10,982 unvested shares granted on September 16, 2019, of which, subject to the terms of his employment agreement, 5,491 shares will vest as of December 31, 2021 and 5,491 shares will vest as of December 31, 2022; (ii) 333 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant; and (iii) 11,000 unvested shares granted on July 6, 2020, which shares will vest on July 1, 2023.

(f)
For Mr. Schmiedt, represents 12,369 unvested shares granted on November 12, 2019, which will vest on January 1, 2023, and 7,500 unvested shares granted on July 6, 2020, which shares will vest on July 1, 2023.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding grants and shares available for grant under our existing Long-Term Plan. All information is as of December 31, 2020.
	(1)	(2)	(3)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding Securities reflected in column (1)] (#)
Equity compensation plans approved by security holders(a)	0(b)	—	486,258(c)
Equity compensation plans not approved by security holders(d)	0	—	0
Total	0	—	486,258
(a)	Includes the Long-Term Plan.
(b)	We had 339,592 shares of unvested restricted stock outstanding as of December 31, 2020, which are not included in column (1).

(c)	Includes 486,258 shares available for future issuance under the Long-Term Plan.
(d)	We do not maintain any equity compensation plans that have not been approved by our shareholders.
Potential Payments upon Termination or Change in Control
STIP and Awards under the Long-Term Plan
If a NEO’s employment terminates for any reason, including due to death or disability or in connection with a change in control, prior to the date that an STIP award is paid, all of the NEO’s rights to the award will be forfeited, unless otherwise provided in another written agreement between us and the NEO.
Under the terms of the Long-Term Plan, the treatment of awards in the case of the NEO’s termination, resignation, death or disability will be governed by the applicable award agreement executed between us and the NEO. In the event of a termination without cause or a NEO’s resignation for good reason following a change of control (each as defined in the Long-Term Plan), any restrictions imposed on restricted stock will be deemed to have expired and, with respect to all outstanding performance awards, the Compensation and Human Capital Committee (i) will determine the greater of: (x) the payout at the target number of performance awards, and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the termination without cause or the resignation for good reason; and (ii) will pay to the NEO the greater of such amounts, pro-rated based upon the number of complete and partial calendar months within the performance period which have elapsed as of the date of the NEO’s termination without cause or resignation for good reason. Payment will be made in cash or in shares, as determined by the Compensation and Human Capital Committee. In the event of a change of control, if the successor entity does not assume, replace or substitute any of all of the outstanding awards under the Long-Term Plan, such awards will have their vesting accelerated immediately prior to the change of control unless otherwise determined by the Board.
Employment Agreements with Current Named Executive Officers
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time. We have entered into employment agreements or Non-Compete, Severance & Confidentiality Agreements with each of our NEOs who are currently executive officers.
In connection with his appointment as CEO, we entered into an employment agreement with Mr. Edgecliffe-Johnson effective May 22, 2019. Under the agreement, Mr. Edgecliffe-Johnson will serve as CEO until May 22, 2024, unless earlier terminated by the Corporation or by Mr. Edgecliffe-Johnson. Upon the expiration of the Initial Term, the Agreement will be automatically extended for additional 12-month periods unless either party gives written notice to the other at least 90 days prior to the commencement of the next scheduled extension. The employment agreement set Mr. Edgecliffe-Johnson’s annualized base salary at $600,000 (which may be increased but not decreased by the Compensation and Human Capital Committee) and provided that Mr. Edgecliffe-Johnson would receive 70,000 restricted shares of our Class B common stock (the “Stock Grant”). Mr. Edgecliffe-Johnson will not be entitled to any fees or other compensation for his services as a member of the Board. The employment agreement entitles Mr. Edgecliffe-Johnson to participate in all benefit plans offered to other senior executives and to our employees generally and provides for the reimbursement of the expenses of an annual physical. Pursuant to the employment agreement, Mr. Edgecliffe-Johnson received a $150,000 cash relocation bonus, which bonus would have been subject to recoupment by the Corporation had Mr. Edgecliffe-Johnson’s employment been terminated by us for cause or due to resignation without good reason prior to December 31, 2019. If Mr. Edgecliffe-Johnson is terminated without cause, including as a result of the Corporation’s delivery of a notice of non-extension of the Agreement, or he resigns for good reason, he will receive a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation, a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Stock Grant, the reimbursement of his costs associated with the continuation of certain health and welfare benefits for a period of up to 12 months and the cash payment of any annual, long-term or other incentive award with a performance period ending prior to the termination date and payable but not yet paid as of such date. If Mr. Edgecliffe-Johnson’s employment is terminated due to his death or disability, he will receive a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Stock Grant, and the cash payment of any annual, long-term or other incentive award with a performance period ending prior to the termination date and payable but not yet paid as of such date. If Mr. Edgecliffe-Johnson’s employment is terminated as a result of his delivery of a notice of non-extension of the agreement, any unvested equity awards will vest upon such termination and he will be entitled to receive all STIP and LTIP awards for the last performance year of the term of the agreement based on the Corporation’s actual performance for the relevant performance period. Further, the agreement contains a change in control benefit that was amended effective August 3, 2020. Under the amended provision, a change in control benefit is payable if Mr. Edgecliffe-Johnson’s employment is terminated by the Corporation without cause and in anticipation of a change in control (as defined in the agreement) to be effectuated within 120 days of the termination date or by either the Corporation without cause or by Mr. Edgecliffe-Johnson for good reason on or before the 24-month anniversary of a change in control. Upon termination in connection with a change in control, Mr. Edgecliffe-Johnson will receive a lump sum cash payment equal to two times the sum of his annual base salary in effect at the time of the termination, an amount equal to his target STIP and LTIP awards applicable to the year in which the termination occurs, full vesting of any unvested equity awards under the Long-Term Plan, the cash payment of any annual, long-term or other incentive award in respect of the performance period ending prior to the termination date and payable (but not yet paid) on or prior to the termination date and the reimbursement of COBRA premiums for a period of up to 12 months.
The agreement includes provisions requiring Mr. Edgecliffe-Johnson to maintain the confidentiality of the Corporation’s confidential information and subjects Mr. Edgecliffe-Johnson to non-competition and non-solicitation provisions during the term of the agreement and for 12 months thereafter.
Mr. Barnett and Mr. Omidfar each entered into a non-compete, severance and confidentiality agreement (the “Agreements”), effective as of October 1, 2019 and September 16, 2019, respectively. The Agreements include provisions requiring the NEO to maintain the confidentiality of the Corporation’s confidential information and subjects each to non-competition and non-solicitation provisions during the term of the Agreement and for 12 months thereafter. The Corporation may terminate the NEO’s employment at any time with or without cause. Under the Agreement, if (i) the NEO is terminated by the Corporation without cause (as defined in the Agreement), (ii) he resigns for good reason (as defined in the Agreement), or (iii) the NEO’s employment is terminated by the Corporation without cause and in anticipation of a change in control (as defined in the Agreement) to be effectuated within 120 days of the termination date or by either the Corporation or by the NEO on or before the 24-month anniversary of a change in control, he will receive a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards applicable to the year in which the termination occurs, the vesting of any unvested equity awards, and the reimbursement of his costs associated with the continuation of certain health and welfare benefits for a period of up to 12 months.
We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Goldstein in May 2018 and Mr. Schmiedt in July 2018. These agreements provide for a severance payment upon termination by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or termination by the NEO for good reason (as defined in the agreements, which includes termination of employment on or before the two-year anniversary of a change control (as defined in the agreements)), in exchange for the NEO agreeing to a two-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions. The severance payment will equal (i) 24 months of the NEO’s base salary, (ii) the NEO’s holiday bonus for two years, (iii) an amount equal to the NEO’s annual incentive bonus, including the STIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of the NEO’s medical, dental and vision benefits under COBRA for 12 months. Per the applicable award agreement executed in connection with the grant of $200,000 worth of stock to Messrs. Goldstein and Schmiedt in November 2019, that equity award is not subject to accelerated vesting upon termination of employment for any reason other than death, disability, or a change in control.
Payouts to Current Named Executive Officers
The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment. The NEOs would also be entitled to generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements, and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that the triggering event occurred on December 31, 2020. Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below and can only be determined at the time of an actual termination of employment event.
	Cash Payment	STIP Award for Year of Termination(1)	Acceleration or Continuation of Equity Awards(2)	Medical, Dental and Vision Coverage(3)	Total Post- Termination Payment & Benefit Value
Jeremy D. Edgecliffe-Johnson
Corporation initiated (not for cause) termination in anticipation of or following a change in control or good reason termination by employee following a change in control(4)	$2,700,000	$0	$1,893,502	$22,994	$4,616,496
Corporation initiated (not for cause) or good reason termination by employee(4)	$1,200,000	$600,000	$1,893,502	$22,994	$3,716,496
Retirement(5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death(4)	$0	$600,000	$1,893,502	$0	$2,493,502
Disability(4)	$0	$600,000	$1,893,502	$0	$2,493,502
For cause	$0	$0	$0	$0	$0
John R. Barnett
Corporation initiated (not for cause) termination in anticipation of or following a change in control or good reason termination by employee following a change in control (6)	$539,000	$0	$207,734	$26,238	$772,971
Corporation initiated (not for cause) or good reason termination by employee(6)	$539,000	$0	$207,734	$26,238	$772,971
Retirement(5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death(6)	$0	$0	$207,734	$0	$207,734
Disability(6)	$0	$0	$207,734	$0	$207,734
For cause	$0	$0	$0	$0	$0
Jeremy F. Goldstein
Corporation initiated (not for cause) following a change in control(7)	$913,868	$0	$257,323	$26,238	$1,197,429
Good reason termination by employee following a change in control(7)	$913,868	$0	$87,744	$26,238	$1,027,850
Corporation initiated (not for cause)(7)	$913,868	$0	$87,744	$26,238	$1,027,850
Good reason termination by employee(7)	$913,868	$0	$0	$26,238	$940,106
Retirement(5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death(7)	$0	$0	$257,323	$0	$257,323
Disability(7)	$0	$0	$257,323	$0	$257,323
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
Bahr D. Omidfar
Corporation initiated (not for cause) termination in anticipation of or following a change in control or good reason termination by employee following a change in control (6)	$510,000	$0	$305,939	$26,238	$842,176
Corporation initiated (not for cause) or good reason termination by employee(6)	$510,000	$0	$305,939	$26,238	$842,176
Retirement(5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death(6)	$0	$0	$305,939	$0	$305,939
Disability(6)	$0	$0	$305,939	$0	$305,939
For cause	$0	$0	$0	$0	$0

	Cash Payment	STIP Award for Year of Termination(1)	Acceleration or Continuation of Equity Awards(2)	Medical, Dental and Vision Coverage(3)	Total Post- Termination Payment & Benefit Value
Patrick S. Schmiedt
Corporation initiated (not for cause) following a change in control(7)	$813,629	$0	$272,404	$8,530	$1,094,563
Good reason termination by employee following a change in control(7)	$813,629	$0	$102,825	$8,530	$924,984
Corporation initiated (not for cause)(7)	$813,629	$0	$102,825	$8,530	$924,984
Good reason termination by employee(7)	$813,629	$0	$0	$8,530	$822,159
Retirement(5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death(7)	$0	$0	$272,404	$0	$272,404
Disability(7)	$0	$0	$272,404	$0	$272,404
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
(1)
For all NEOs, if employment is terminated for any reason, including due to death or disability or in connection with a change in control, during a performance period, the NEO will be paid a pro-rated award under the STIP only if required under the terms of a written agreement between us and the NEO.

(2)
Represents the value of the unvested equity awards granted under the Long-Term Plan held by the NEO that would vest or continue to vest upon the indicated termination, calculated by multiplying the number of shares that would vest or continue to vest by $13.71, the closing price of our Class B common stock on December 31, 2020.

Under the Long-Term Plan, unless otherwise provided in an applicable award agreement, upon a termination by us without cause or by the NEO for good reason within two years following a change in control, any restrictions imposed on restricted stock will immediately vest. Under the Long-Term Plan, the treatment of outstanding awards in the case of the NEO’s termination without cause or for good reason, resignation, retirement, death or disability is governed by the applicable award agreement or other written agreement between us and the NEO.
(3)	Estimate based on the average cost per employee to the Corporation for these coverages.
(4)
Represents the amounts payable to Mr. Edgecliffe-Johnson under his employment agreement. For termination by us other than for cause or if he resigns for good reason, this amount includes (i) a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation, (ii) a pro-rated share of both his target STIP and LTIP awards for the year in which termination occurs, (iii) the vesting of any unvested equity awards, and (iv) the reimbursement of his costs associated with the continuation of health and welfare benefits for a period of up to 12 months. For termination by us other than for cause in anticipation of a change in control, or by us other than for cause or if he resigns for good reason following a change in control, this amount includes (a) a lump sum cash payment equal to the sum of (I) two times his annual base salary in effect at the time of the termination, plus (II) his target STIP and LTIP awards in effect upon his separation from the Corporation, (b) the vesting of any unvested equity awards, and (c) the reimbursement of his costs associated with the continuation of health and welfare benefits for a period of up to 12 months. For purposes of the calculation of such cash payment only, his target LTIP will be deemed to equal $900,000.

For termination due to death or disability, this amount includes a pro-rated share of both his target STIP and LTIP awards for the year in which termination occurs, and the vesting of any unvested equity awards.
(5)	None of the NEOs meet the criteria for retirement under the Long-Term Plan.
(6)
Includes the following amounts payable to each of Mr. Barnett and Mr. Omidfar under his respective Non-Compete, Severance & Confidentiality Agreement if he is terminated by us other than for cause, if he resigns for good reason, or if his employment is terminated by us without cause and in anticipation of a change in control or by either us or by him on or before the 24-month anniversary of a change in control: (i) a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards applicable to the year in which the termination occurs, (ii) the vesting of any unvested equity awards, and (iii) the reimbursement of his costs associated with the continuation of health and welfare benefits for a period of up to 12 months.

For termination due to death or disability, this amount includes the vesting of any unvested equity awards under the terms of the applicable award agreement.
(7)
Includes the following amounts payable to each of Mr. Goldstein and Mr. Schmiedt under his respective confidentiality, non-competition and non-solicitation agreement if he is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or if he resigns for good reason (which includes termination of employment on or before the two-year anniversary of a change in control): (i) 24 months of his base salary, (ii) his holiday bonus for two years, (iii) an award equal to his target annual incentive bonus, including the STIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months, which amounts would be paid over 24 months in accordance with our regular payroll practices. These amounts also include, in the case where the NEO’s employment is terminated by us other than for cause on or before the first anniversary of a change in control, the value of the unvested restricted stock granted to such NEO in November 2019 and July 2020 under the terms of the applicable award agreement, and, in the case where the NEO’s employment is terminated by us without cause or he resigns for good reason following a change in control, the value of the unvested restricted stock granted to such NEO in July 2020 under the terms of the applicable award agreement.

For termination due to death or disability, this amount includes the vesting of any unvested equity awards under the terms of the applicable award agreement.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits and distribution of account balances under our 401(k) Plan.
Impact of LTIP Awards on the “Cash Payment” Amounts
As discussed above under “Compensation Discussion and Analysis―Components of Executive Compensation for 2020―Long-Term Incentives for 2020,” no equity award opportunities under the LTIP were provided to the NEOs for 2020. As a result, the amount of the target LTIP or pro-rated LTIP included in the calculation of each Cash Payment set forth in the above table was $0, except, as described in footnote 4 to the table, for Mr. Edgecliffe-Johnson in the case of a termination by us other than for cause in anticipation of a change in control or by us other than for cause or if he resigns for good reason following a change in control.
On February 14, 2021, we entered into the Merger Agreement with Progressive and Merger Sub. Due to the proposed merger with Progressive, the only LTIP award granted with respect to 2021 was made to Mr. Edgecliffe-Johnson with a target value of $900,000, and no other NEO received an award opportunity under the LTIP in 2021. However, as approved by the Compensation and Human Capital Committee, if a NEO has a qualifying termination in 2021, the following target LTIP awards will be deemed to apply for 2021 solely for purposes of calculating such NEO’s “Cash Payment” amount: Mr. Barnett–$115,500, Mr. Goldstein–$92,500, Mr. Omidfar–$92,500 and Mr. Schmiedt–$92,500.
Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jeremy D. Edgecliffe-Johnson, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2020, our last completed fiscal year:
(a)	The annual total compensation for our median employee for 2020 was $64,153.
(b)	The annual total compensation of Mr. Edgecliffe-Johnson, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement was $2,198,974.
(c)
Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 34 to 1.

In accordance with the SEC rules, we identified a new median employee for 2020. To identify our median employee, as well as the annual total compensation of our median employee, the methodology and the material assumption, adjustments and estimates that we used were as follows:
(a)	We determined that, as of December 31, 2020, our employee population consisted of approximately 484 individuals. This population consisted of our full-time, part-time, and temporary employees.
(b)
We used a consistently applied compensation measure to identify our median employee by comparing the amount of gross earnings paid in 2020. We identified our median employee by consistently applying this compensation measure to all of our employees included in the analysis. For individuals hired after January 1, 2020 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee.

(c)	After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2020 year in accordance with the requirements of Item 402(c)(2)(x) of
Regulation S-K, resulting in annual total compensation of the median employee.

Proposal #3 - Advisory Vote To Approve Named Executive Officer Compensation
Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs (the “say-on-pay” proposal), as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. At our May 2020 annual meeting of shareholders, approximately 82% of the votes cast were voted in favor of the compensation paid to our NEOs. The Compensation and Human Capital Committee believes this affirms that our shareholders support its approach to executive officer compensation, and no significant changes were made to this approach for 2020 or 2021 as a result of the vote.
At the 2017 annual meeting, our shareholders approved, on an advisory basis, “every one year” as the frequency for holding future advisory votes on the compensation paid to our NEOs. Consistent with the vote of our shareholders, at its meeting on August 8, 2017, the Board voted to approve holding advisory votes on the compensation paid to our NEOs every year. We intend to continue holding such votes annually until the next required vote on the frequency of the advisory vote on the compensation of our NEOs, which will be held at our 2023 annual meeting of shareholders.
As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative discussions that follow, we evaluate executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the CEO (for the other executive officers) and the Compensation and Human Capital Committee’s independent compensation consultant. This careful evaluation ensures that our executive officer compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.
We recognize that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that our executive officer compensation policies are balanced, appropriately focused on pay-for-performance principles, strongly aligned with the long-term interests of our shareholders, and enable us to attract and retain strong and experienced senior executives.
We are seeking your approval of the compensation of our NEOs as described in this Proxy Statement. This say-on-pay proposal gives you the opportunity to express your views on our NEO compensation practices. This say-on-pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board recommends that our Class A shareholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Corporation’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”
Because your vote is advisory, it will not be binding upon the Corporation, the Compensation and Human Capital Committee or the Board. While the Compensation and Human Capital Committee will consider the outcome of the vote when making future executive officer compensation decisions, the committee will make its final decision based on what it considers to be in the best interests of the Corporation. The advisory vote to approve the compensation of our NEOs will be approved if more shares are voted “FOR” this proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.
The Board of Directors recommends a vote “FOR” the approval of our named executive officer compensation.

Equity Ownership and Shareholder Information
Beneficial Owners of More than 5% of the Class A Common Stock
The following table contains information concerning persons who, to our knowledge, beneficially owned on March 23, 2021 more than 5% of our outstanding voting securities:
Name and Address of Beneficial Owner	Number of Class A Shares and Nature of Beneficial Ownership(a)	Percent of Class A Shares
Nathan Shapiro Family Interests (in the aggregate)(b) 799 Central Avenue Highland Park, Illinois 60035	535,904	20.6%
Steven A. Shapiro(c)	317,916	12.2%
Daniel Shapiro(d)	295,608	11.4%
Lesley Beider Stillman	274,166	10.5%
Randy Shapiro	274,166	10.5%
Nathan Shapiro(e)	217,921	8.4%
Richard Horwood(f) 500 West Madison, Suite 3700 Chicago, Illinois 60661	255,220	9.8%
Stephen J. Gray(g) 100 N. Collier Blvd., #1004 Marco Island, Florida 34145	253,556	9.7%
Robert Shapiro(h) 290 Beeline Drive Bensenville, Illinois 60106	236,462	9.1%
Wells Fargo & Company(I) 420 Montgomery Street San Francisco, California 64163	139,933	5.4%
(a)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.
(b)
Information with respect to the Nathan Shapiro Family Interests was obtained from Amendment No. 5 to Schedule 13D filed with the Securities and Exchange Commission on February 16, 2021 by the reporting persons named therein (the “Shapiro Schedule 13D/A”). The amount shown for the Nathan Shapiro Family Interests, in the aggregate, includes shares beneficially owned by Nathan Shapiro, Randy Shapiro, who is Nathan Shapiro’s spouse, and Steven Shapiro, Daniel Shapiro, and Lesley Beider Stillman, who are Nathan Shapiro’s children. The Class A shares reported as beneficially owned by the Nathan Shapiro Family Interests, in the aggregate, include:

(i)
274,166 Class A shares (10.5%) held by the Nathan Shapiro Revocable Trust Dated 10/7/87. Randy Shapiro, Steven A. Shapiro, Daniel Shapiro and Lesley Beider Stillman serve as co-trustees of the Nathan Shapiro Revocable Trust Dated 10/7/87 and therefore share voting and dispositive power over such Class A shares.

(ii)	173,062 Class A shares (6.6%) held by NS (Florida) Associates Inc., a corporation of which Nathan Shapiro is the sole Director and President.
(iii)	44,859 Class A shares held by New Horizon (Florida) Enterprises Inc., a corporation of which Nathan Shapiro is the sole Director, President and Secretary.
(iv)
21,375 Class A shares held by Illinois Diversified Company, LLC. Steven A. Shapiro and Daniel Shapiro are the managers of Illinois Diversified Company, LLC and, therefore, share voting and dispositive power over such Class A shares.

(v)	22,335 Class A shares held directly by Steven A. Shapiro.
(vi)	37 Class A shares held directly by Daniel Shapiro.
(vii)	30 Class A shares held by Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL.
(viii)	30 Class A shares held by Steven A. Shapiro C/F Jackson Henry Shapiro UGTMA/IL.
(ix)	10 Class A shares held by Steven A. Shapiro C/F Jordyn Reese Shapiro UTMA/IL.
(c)
Information with respect to the Class A shares beneficially owned by Steven A. Shapiro was obtained from the Shapiro Schedule 13D/A. The Class A shares reported as beneficially owned by Steven A. Shapiro include:

(i)	22,335 Class A shares held directly by Steven A. Shapiro.
(ii)	274,166 Class A shares held by the Nathan Shapiro Revocable Trust Dated 10/7/87, of which Steven Shapiro is a co-trustee.

(iii)	21,375 Class A shares held by Illinois Diversified Company, LLC, of which Steven Shapiro is a co-manager.
(iv)	30 Class A shares held by Steven A. Shapiro C/F Jackson Henry Shapiro UGTMA/IL.
(v)	10 Class A shares held by Steven A. Shapiro C/F Jordyn Reese Shapiro UTMA/IL.
(d)
Information with respect to the Class A shares beneficially owned by Daniel Shapiro was obtained from the Shapiro Schedule 13D/A. The Class A shares reported as beneficially owned by Daniel Shapiro include:

(i)	37 Class A shares held directly by Daniel Shapiro.
(ii)	274,166 Class A shares held by the Nathan Shapiro Revocable Trust Dated 10/7/87, of which Daniel Shapiro is a co-trustee.
(iii)	21,375 Class A shares held by Illinois Diversified Company, LLC, of which Daniel Shapiro is a co-manager.
(iv)	30 Class A shares held by Daniel M. Shapiro C/F Nick E. Shapiro UTMA/IL.
(e)
Information with respect to the Class A shares beneficially owned by Nathan Shapiro was obtained from the Shapiro Schedule 13D/A, and additional information was provided by Nathan Shapiro. The Class A shares reported as beneficially owned by Nathan Shapiro include:

(i)	173,062 Class A shares held by NS (Florida) Associates Inc., a corporation of which Nathan Shapiro is the sole Director and President.
(ii)	44,859 Class A shares held by New Horizon (Florida) Enterprises Inc., a corporation of which Nathan Shapiro is the sole Director, President and Secretary.
(f)
Information with respect to the Class A shares beneficially owned by Richard Horwood was obtained from the Shapiro Schedule 13D/A. The Class A shares reported as beneficially owned by Richard Horwood include:

(i)
7,500 Class A shares held by Norton Shapiro Family LLC. Mr. Horwood has sole voting and dispositive power over such shares in his capacity as the sole trustee of NS Family Trust #1, which is the sole manager of Norton Shapiro Family LLC.

(ii)	3,277 Class A shares held by the Norton Shapiro Revocable Trust. Mr. Horwood has sole voting and dispositive power over such shares as the sole trustee of the trust.
(iii)
128,424 Class A shares held by NSF Investment Partnership. NSF Investment Partnership is economically beneficially owned by 22 trusts, the economic beneficiaries of which are various members of Norton Shapiro’s family. Mr. Horwood is the sole trustee of each of these trusts and, thus, has sole voting and dispositive power over the shares held by NSF Investment Partnership.

(iv)
116,019 Class A shares held by the Norton Shapiro 2008 Trust. Cheryl Kreiter and Richard Horwood are the co-trustees of the Norton Shapiro 2008 Trust and have shared voting and dispositive power over such shares.

(g)
Information with respect to the Class A shares beneficially owned by Stephen Gray was obtained from the Shapiro Schedule 13D/A, and additional information was provided by Stephen Gray. The Class A shares reported as beneficially owned by Stephen Gray include:

(i)
128,410 Class A shares held by the Shapiro Family Investment Partnership–Nathan Share. The Shapiro Family Investment Partnership–Nathan Share is economically beneficially owned by 26 trusts, the economic beneficiaries of which are various members of Nathan Shapiro’s family. Mr. Gray is the sole trustee of each of these trusts and, thus, has sole voting and dispositive power over the shares held by the Shapiro Family Investment Partnership–Nathan Share.

(ii)
125,146 Class A shares held by the Shapiro Family Investment Partnership–Robert Share. The Shapiro Family Investment Partnership–Robert Share is economically beneficially owned by 28 trusts, the economic beneficiaries of which are various members of Robert Shapiro’s family. Mr. Gray is the sole trustee for 18 of these trusts, and as trustee over the majority of the shares, has sole voting and dispositive power over the shares held by the Shapiro Family Investment Partnership–Robert Share.

(h)
Information with respect to the Class A shares beneficially owned by Robert Shapiro was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by him with the Securities and Exchange Commission and delivered to us, and additional information was provided by Robert Shapiro. The Class A shares reported as beneficially owned by Robert Shapiro include:

(i)	116,559 Class A shares held directly by Robert Shapiro.
(ii)	116,019 Class A shares held by Robert & Gwendolyn Shapiro Family LLC, for which Robert Shapiro is the managing member.
(iii)	3,884 Class A shares held by Emlin Cosmetics, Inc., an Illinois corporation, over which Robert Shapiro has voting and investment power.
(i)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2021. Wells Fargo & Company, a parent holding company or control person, has sole voting and dispositive power as to 9 Class A shares and, together with its subsidiary Wells Fargo Clearing Services, LLC, a registered broker dealer, has shared dispositive power as to 139,923 Class A shares.

Common Stock Beneficially Owned by Directors and Management
Except as otherwise noted, the following table sets forth the number of shares of our Class A and Class B common stock beneficially owned as of March 23, 2021 by each of our current directors and director nominees; each of our named executive officers, as listed in the Summary Compensation Table on page 26; and all of our current directors and executive officers as a group.
	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group	Number(1)	Percent(2)	Number(1)	Percent(2)
John R. Barnett	0	0	18,944	*
Steven J. Bensinger	0	0	16,557	*
Stuart D. Bilton	0	0	58,196	*
Jeremy D. Edgecliffe-Johnson	0	0	162,937	1.41%
Otto N. Frenzel, IV	3,132	*	37,030	*
Jeremy F. Goldstein	0	0	18,769	*
Stephen J. Gray(3)	253,556	9.74%	920,037	7.96%
LoriAnn V. Lowery-Biggers	0	0	10,906	*
David W. Michelson	0	0	18,049	*
John D. Nichols, Jr.	0	0	104,553	*
Bahram D. Omidfar	0	0	26,707	*
James A. Porcari, III	0	0	11,558	*
Nathan Shapiro(4)	217,921	8.37%	468,750	4.06%
Robert Shapiro(5)	236,462	9.08%	213,517	1.85%
Patrick S. Schmiedt	40	*	20,559	*
All current directors and executive officers(6)	711,111	27.32%	2,107,069	18.24%
(1)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment power with respect to Class A shares or sole investment power with respect to Class B shares and includes shares of unvested restricted stock and the beneficial interests of spouses and minor children who share the same residence as the named individual.

(2)
Percentages calculated based upon a total of 2,603,350 Class A shares and 11,552,801 Class B shares issued and outstanding, excluding from outstanding Class B shares for such purpose 329,974 restricted shares not yet vested, that were issued and outstanding as of March 23, 2021. Ownership percentages marked as * represent less than 1% of the Class A shares or Class B shares, as applicable.

(3)
See “Beneficial Owners of More than 5% of the Class A Common Stock” for additional information on Class A shares. The Class B shares reported in the above table for Stephen Gray include (i) 7,813 Class B shares held directly by Stephen Gray, (ii) 462,640 Class B shares held by the Shapiro Family Investment Partnership – Nathan Share, and (iii) 449,584 Class B shares held by the Shapiro Family Investment Partnership – Robert Share.

(4)
See “Beneficial Owners of More than 5% of the Class A Common Stock” for additional information on Class A shares. The Class B shares reported in the above table for Nathan Shapiro include (i) 453,750 Class B shares held by NS (Florida) Associates Inc. and (ii) 15,000 Class B shares held directly by Nathan Shapiro.

(5)
See “Beneficial Owners of More than 5% of the Class A Common Stock” for additional information on Class A shares. The Class B shares reported in the above table for Robert Shapiro include (i) 118,524 Class B shares held by the Robert & Gwendolyn Shapiro Family LLC and (ii) 90,771 Class B shares held directly by Robert Shapiro.

(6)	Total ownership by our current executive officers and Directors as a group equals 19.91% of the aggregate of all Class A and Class B shares outstanding as of March 23, 2021.
On February 14, 2021, the Corporation entered into the Merger Agreement with Progressive and Merger Sub, which is expected to result in a change in control of the Corporation. For additional information regarding the Merger Agreement, the proposed Merger and the Voting Agreement with certain of our shareholders, see “Corporate Governance and Board of Directors—Committees of the Board of Directors—Ad Hoc Committees” and “—Board and Committee Membership and Meetings—Certain Relationships and Related Transactions.”
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based solely on a review of these Section 16(a) reports and written representations from the affected executive officers and directors, we note the following: (i) each of Messrs. Nathan and Robert Shapiro have not filed a Form 4 with respect to their annual non-employee director restricted share grant received on May 5, 2020, (ii) the Form 4 filing made by John D. Nichols on November 5, 2020 reported late the withholding of certain shares on October 17, 2020, and (iii) the Form 4 filings made by Jeremy D. Edgecliffe-Johnson, John R. Barnett and Bahram D. Omidfar on March 13, 2020 reported late two, one and one equity award grants, respectively, received on March 6, 2020. We believe that all other Section 16(a) filing requirements applicable to our executive officers and directors during 2020 were satisfied.
Shareholder Communication
The Board has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board committee or individual directors. Shareholders wishing to communicate with either the Board as a whole, a Board committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Protective Insurance Corporation or to the desired committee or to an individual director, c/o Corporate Secretary, Protective Insurance Corporation, 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to investors@protectiveinsurance.com. All communications will be compiled by our Corporate Secretary and submitted to the Board or the addressee not later than the next regular Board meeting.
Submission of Shareholder Proposals
In order to submit a shareholder proposal for inclusion in our proxy statement for the 2022 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Corporate Secretary at our principal office on or before December 7, 2021. Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials if the shareholder would like the proposal to be so included.
In order to be considered at the 2022 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our Code of By-laws. The Code of By-laws provides that shareholders are required to give us advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the Code of By-laws provides that for a shareholder to nominate a person for election to the Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Corporate Secretary. The Code of By-laws also provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have been a shareholder of record at the time of giving us notice, must be entitled to vote at the annual meeting of shareholders, and must give timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. For the 2022 annual meeting of shareholders, notice must be delivered no earlier than January 4, 2022 and no later than February 3, 2022. In the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.
The specific requirements of these advance notice and eligibility provisions are set forth in Sections 3.5 and 3.6 of our Code of By-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.
Other Matters
We know of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment of the Annual Meeting, those matters will be acted on by the persons named as proxies in the accompanying proxy card. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.
The Annual Report on Form 10-K for the year ended December 31, 2020 contains financial statements for the year ended December 31, 2020 and other information about our operations. The Annual Report on Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material. In addition, the Compensation Committee Report and the Audit Committee Report included in this Proxy Statement are not regarded as proxy soliciting material and should not be deemed filed with the SEC or incorporated by reference in any of our filings with the SEC.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose or vote via the Internet or by touch-tone telephone prior to 11:59 p.m. Eastern Time on Monday, May 3, 2021, following the directions set forth on the proxy card. Prompt response is helpful, and we appreciate your cooperation.
April 6, 2021
By Order of the Board of Directors

Sally B. Wignall
Senior Vice President and Secretary

PROTECTIVE INSURANCE CORPORATION
111 CONGRESSIONAL BLVD.
CARMEL, IN 46032

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PTVCA2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48193-P53923 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTECTIVE INSURANCE CORPORATION

The Board of Directors recommends voting FOR each of the director nominees listed below and FOR Proposals 2 and 3.

		For	Withhold
1.	**Election of Directors:**		
	1a. Stephen J. Gray	☐	☐
	1b. Nathan Shapiro	☐	☐
	1c. Robert Shapiro	☐	☐

		For	Against	Abstain
2.	**Ratify the appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2021:**	☐	☐	☐
3.	**Advisory approval of the Corporation's named executive officer compensation:**	☐	☐	☐

Please sign exactly as name(s) appear(s). Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2021 Annual Meeting of Shareholders

Protective Insurance Corporation

Tuesday, May 4, 2021

10:00 a.m. (Eastern Time)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

The Annual Meeting will be held in a virtual format only, via live webcast. To attend the meeting via Internet and vote during the meeting, have the information that is printed in the box marked by the arrow available and follow the instructions. During the virtual meeting - Go to www.virtualshareholdermeeting.com/PTVCA2021

D48194-P53923

Protective Insurance Corporation
2021 Annual Meeting of Shareholders

Tuesday, May 4, 2021
10:00 a.m. (Eastern Time)

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Proxy Statement and hereby appoint(s) John R. Barnett and Sally B. Wignall, or either of them, with full powers of substitution, as proxies to represent and vote shares of stock which the undersigned would be entitled to vote as designated on the reverse side of this ballot all Class A shares of Protective Insurance Corporation held of record by the undersigned on March 15, 2021 at the Annual Meeting of Shareholders of Protective Insurance Corporation to be held virtually at www.virtualshareholdermeeting.com/PTVCA2021 on May 4, 2021, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present.

The 2021 Annual Meeting will be conducted solely virtually, at the above date and time, via live audio webcast and you and your proxyholder can participate and vote at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PTVCA2021 and using your 16 digit control number. As always, we encourage you to vote your shares prior to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Continued on Reverse Side